UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Oragenics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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4902 Eisenhower Blvd., Suite 125

Tampa, Florida 33634

April 18, 2014

Dear Fellow Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Oragenics, Inc., which will be held on Friday, May 30, 2014, beginning at 9:00 a.m., Eastern Time. The meeting will be held at the Grand Hyatt Tampa Bay located at 2900 Bayport Drive, Tampa, Florida, 33607. The purpose of the meeting is to consider and vote upon the proposals explained in the accompanying notice of annual meeting of shareholders and the proxy statement.

A formal notice describing the business to come before the meeting, a proxy statement and a proxy card are enclosed. We have also enclosed our 2013 Annual Report on Form 10-K for your review, which contains detailed information concerning our financial performance and activities during 2013.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote your shares by completing, signing and dating the enclosed proxy card, and returning it in the enclosed, postage-paid envelope. If you later decide to attend the annual meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the annual meeting, you may do so and your proxy will have no further effect.

Sincerely,

/s/ John N. Bonfiglio
John N. Bonfiglio
President and Chief Executive Officer

Enclosures

ORAGENICS, INC.

4902 Eisenhower Blvd., Suite 125

Tampa, Florida 33634

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 30, 2014

Notice is hereby given to the shareholders of Oragenics, Inc., a Florida Corporation (the “Company”) that the 2014 Annual Meeting of Shareholders of the Company (including any postponements or adjournments thereof, the “Annual Meeting”) will be held at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, FL 33607 on Friday, May 30, 2014, at 9:00 a.m., local time, for the following purposes:

(i)	To re-elect six (6) Directors of the Company to serve until the next annual meeting of shareholders;

(ii)	To conduct a non-binding advisory vote on executive compensation;

(iii)	To approve the adoption of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 50 million to 100 million;

(iv)	To ratify the selection of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2014; and

(v)	To transact such other business as may properly come before the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. Information relating to the Annual Meeting and matters to be considered and voted upon at the Annual Meeting are set forth in the attached Proxy Statement.

Only those shareholders of record at the close of business on April 8, 2014, are entitled to notice of and to vote at the Annual Meeting. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Annual Meeting and for a period of ten days prior thereto at the executive offices of the Company in Tampa, Florida.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Michael Sullivan
Tampa, Florida	MICHAEL SULLIVAN
April 18, 2014	Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 30, 2014.

This Proxy Statement and our 2013 Annual Report on Form 10-K for the year ended December 31, 2013, which was filed on February 28, 2014, with the Securities and Exchange Commission, except for exhibits, are available at: www.oragenics.com/annualreport.html

Page
INFORMATION CONCERNING SOLICITATION AND VOTING
General	1
Record Date and Voting Securities	1
Quorum Requirement	1
Vote Required	1
Recommendation of the Board of Directors	2
Voting	2
Changing Vote; Revocability of Proxies	3
Effect of Not Casting Your Vote	3
Expenses of Solicitation	3
Shareholder Proposals to Be Presented at Next Annual Meeting	4
Delivery of Proxy Materials to Shareholders	4
PROPOSAL I— ELECTION OF DIRECTORS	5
Nominees	5
Recommendation of the Board of Directors	5
Information About Nominees	5
PROPOSAL II— ADVISORY VOTE ON EXECUTIVE COMPENSATION	8
PROPOSAL III—APPROVAL TO AMEND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50 MILLION TO 100 MILLION	9
PROPOSAL IV— RATIFICATION OF MAYER HOFFMAN MCCANN P.C. AS THE COMPANY’S INDEPENDENT AUDITORS	11
Summary	11
Independent Auditors’ Fees and Services	11
Pre-Approval Policy	12
Vote Required and Board of Directors’ Recommendation	12
REPORT OF THE AUDIT COMMITTEE	13
CORPORATE GOVERNANCE	14
Corporate Governance Principles	14
Code of Ethics/Standards of Business Conduct	14
Independence of Directors	14
Board Leadership Structure	15
Risk Oversight	15
Meetings of the Board of Directors and Committees	15
Direct Shareholder Communications to Board Members	17
Director Compensation	18
EXECUTIVE COMPENSATION	22
Compensation Practices and Risk	22
Compensation Discussion and Analysis	22
2013 Compensation Decisions	27
Summary Compensation Table	28
Current Executive Officers and Key Employees	30
Incentive Awards	30
Outstanding Equity Awards	31
Employment Contracts and Change in Control Arrangements	32
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	39
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	45
OTHER MATTERS	46
APPENDIX A	A-1
APPENDIX B	B-1
APPENDIX C	C-1

i

ORAGENICS, INC.

PROXY STATEMENT

FOR HOLDERS OF COMMON STOCK

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 30, 2014

General

This Proxy Statement is furnished to shareholders, of Oragenics, Inc., a Florida corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors from shareholders for use at the 2014 Annual Meeting of Shareholders to be held at 9:00 a.m. local time at the Grand Hyatt Tampa Bay, 2900 Bayport Drive, Tampa, FL 33607 on Friday, May 30, 2014 (including any postponements or adjournments thereof, the “Annual Meeting”).

The Annual Meeting will be held for the following purposes:

(i)	To re-elect six (6) Directors of the Company to serve until the next annual meeting of shareholders;

(ii)	To conduct a non-binding advisory vote on executive compensation;

(iii)	To approve the adoption of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 50 million to 100 million;

(iv)	To ratify the selection of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2014; and

(v)	To transact such other business as may properly come before the Annual Meeting.

This Proxy Statement and the accompanying Proxy are first being mailed to shareholders of the Company on or about April 18,  2014.

Record Date and Voting Securities

Only shareholders of record of the Company at the close of business on Tuesday April 8, 2014 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 36,128,944 shares of common stock issued and outstanding (“Common Stock”) and no shares of our preferred stock were outstanding. Each share of Common Stock is entitled to one vote for each share of Common Stock held.

Notwithstanding the Record Date specified above, the Company’s stock transfer books will not be closed and shares may be transferred subsequent to the Record Date. However, all votes must be cast in the names of shareholders of record on the Record Date.

Quorum Requirement

The holders of record of a majority of the votes of Common Stock entitled to be voted at the Annual Meeting, present in person or by proxy, are required to establish a quorum for the Annual Meeting and for voting on each matter. A broker non-vote is when a brokerage firm or bank holding shares of record for their customers in street name does not receive specific instructions from their customers, as the beneficial owners, and the brokerage firm or bank advises that it lacks discretionary voting authority on a particular proposal and has not received instructions from the beneficial owner.

Vote Required

PROPOSAL I: Election of Directors. The election of six Directors by the holders of Common Stock will require a plurality of the votes cast by the shares of Common Stock represented and entitled to vote in the election at the Annual Meeting. With respect to the election of Directors, shareholders may (i) vote “for” each of the nominees, (ii) withhold authority for each of such nominees, or (iii) withhold authority for specific nominees but vote for the other nominees. Because the Directors are elected by a plurality of the votes cast by the shares represented and entitled to vote and are running unopposed, any nominee can be elected upon any affirmative vote regardless of whether such nominee receives more than 50% of the shareholder vote. Votes that are withheld or a broker non-vote will have no effect on the outcome of the election of Directors;

PROPOSAL II: To conduct an advisory vote on executive compensation;

PROPOSAL III: To approve the adoption of an amendment to Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 50 million to 100 million; and

PROPOSAL IV: Ratification of the selection of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2014 will require the affirmative vote of a majority of the shares of common stock present or represented at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. The ratification of accountants is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from this proposal.

Recommendation of the Board of Directors

The Board unanimously recommends that you vote your shares:

•	“FOR” the nominees listed in Proposal I below;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement;

•	“FOR” the approval of the adoption of an amendment to Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 50 million to 100 million; and

•	“FOR” the ratification the selection of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2014.

Voting

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated. If you submit a proxy and do not make voting selections, the shares represented by that proxy will be voted as recommended by the Board. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. To the extent permitted by Rule 14a-4(c) of the Securities and Exchange Commission, the persons named as proxies on the proxy cards will have discretionary authority to vote in their judgment on any proposals properly presented by shareholders for consideration at the Annual Meeting that were not submitted to the Company within a reasonable time prior to the mailing of these proxy materials. At the time this proxy statement was mailed, we were unaware of any matters proposed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

Shareholders of record — If your shares are registered directly in your name with Oragenics’ transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record, and the proxy materials and Annual Report have been sent directly to you. As a shareholder of record, you may instruct the proxy holders how to vote your shares by completing, signing, dating and returning the proxy card in the postage pre-paid envelope provided. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board.

If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, will be superseded by the vote that you cast at the Annual Meeting. If you plan to attend the annual meeting, please bring proof of identification for entrance to the annual meeting.

Beneficial owners — Many Oragenics shareholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Annual Meeting proxy materials have been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the shareholder of record. As a beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares, and you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will indicate if Internet and telephone voting are available, and if they are available, will provide details regarding Internet and telephone voting.

Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Changing Vote; Revocability of Proxies

Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Shareholders of record — If you are a shareholder of record, you may change your vote (1) by delivering to us (Attention: Corporate Secretary, 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634), prior to your shares being voted at the Annual Meeting, a later dated written notice of revocation or a duly executed proxy card, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A shareholder of record that has voted on the Internet or by telephone may also change his or her vote by subsequently making a timely and valid later Internet or telephone vote.

Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee, or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Effect of Not Casting Your Vote

Shareholders of record — If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Beneficial owners — If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal I) and to conduct an advisory vote on executive compensation (Proposal II) since those are considered non-routine proposals under applicable NYSE MKT rules. Under the rules of the NYSE MKT LLC, if you do not instruct your broker, bank or other nominee in a timely fashion how to vote your shares (so-called “broker non-votes”) the broker or nominee can vote your shares as it sees fit only on matters that are determined to be routine, and not on any other proposal. The proposal to approve the adoption of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 50 million to 100 million (Proposal III) and the proposal for the ratification of the auditors (Proposal IV) are considered routine proposals under NYSE MKT rules and your nominee can vote on such proposals even if it does not receive voting instructions from you. However, your nominee cannot vote on Proposal I or Proposal II without your voting instructions. Please be sure to give specific voting instructions so that your vote can be counted.

Expenses of Solicitation

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the Proxy Materials, the Notice, and any additional materials furnished to shareholders. Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by one or more of telephone, email, telegram, facsimile, or personal solicitation by our directors, officers, or regular employees. No additional compensation will be paid for such services.

Shareholder Proposals to Be Presented at Next Annual Meeting

Requirements for shareholder proposals to be considered for inclusion in Oragenics’ proxy materials. Shareholders interested in submitting a proper proposal for inclusion in the proxy materials for our next annual meeting may do so by submitting such proposal in writing to our offices located at 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634, Attn: Corporate Secretary. To be eligible for inclusion, stockholder proposals must be received by us not less than 120 days before the one year anniversary on which Oragenics’ first mailed its proxy statement to shareholders in connection with the previous year’s annual meeting of shareholders, which will be December 20, 2014 for the next annual meeting, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided, however, that in the event that the date of the annual meeting has been changed more than 30 days from the one year anniversary of the date of the previous year’s meeting, then the deadline for receipt of notice by the shareholder is within a reasonable time before the Company begins to print and send its proxy materials in order to be eligible for inclusion in the Company’s Proxy Statement and Proxy relating to that meeting.

Requirements for shareholder business or nominations to be brought before Oragenics’ annual meetings. Our bylaws do not establish an advance notice procedure for shareholders who wish to present certain matters, including nominations of persons for election to the Board and shareholder proposals not included in our proxy statement, to be brought before an annual meeting of shareholders. Shareholder proposals, including the nomination of a person for election to the Board, brought before the meeting should consider including, among other things: information as follows: (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and address, as they appear on the Company’s books, of the shareholder submitting the proposal, (iii) the number of shares that are beneficially owned by such shareholder, (iv) the dates on which the shareholder acquired the shares, (v) documentary support for any claim of beneficial ownership, (vi) any material interest of the shareholder in the proposal, (vii) a statement in support of the proposal, and (viii) any other information that may be required by applicable rules and regulations of the Commission.

Shareholders may also submit a recommendation (as opposed to a formal nomination) for a candidate for membership on our Board by following the procedures set forth in “Corporate Governance  —Meetings of the Board of Directors — Shareholder Recommendation of Nominees.”

Delivery of Proxy Materials to Shareholders

If you share an address with another shareholder, each shareholder may not receive a separate copy of the Notice or Proxy Materials. Shareholders may request to receive a separate copy of the Notice or Proxy Materials, by writing to Oragenics, Inc., 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634, Attention: Corporate Secretary. Alternatively, shareholders who share an address and receive multiple copies of the Notice or Proxy Materials may request to receive a single copy by following the same instructions.

PROPOSAL I

ELECTION OF DIRECTORS

Nominees

The Board of Directors currently is comprised of six Board members including Dr. Frederick W. Telling, Christine L. Koski, Robert C. Koski, Charles L. Pope, Dr. Alan Dunton and Dr. John Bonfiglio. All of our existing Directors are nominated for re-election at the Annual Meeting. If elected, each of the Directors will hold office until the next annual meeting of shareholders and until their successor is elected and qualified, or as otherwise provided by the Company’s Bylaws or by Florida law.

If any of the nominees should be unavailable to serve for any reason, the Board of Directors may:

•	designate a substitute nominee, in which case the persons named as proxies will vote the shares represented by all valid Proxies for the election of such substitute nominee;

•	allow the vacancy to remain open until a suitable candidate is located and nominated; or

•	adopt a resolution to decrease the authorized number of Directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH DIRECTOR NOMINEE.

If a choice is specified on the Proxy by the shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted FOR the Director nominees. Election of each Director nominee will require the affirmative vote of a plurality of the votes cast by shares of Common Stock represented and entitled to vote at the Annual Meeting.

Information About Nominees

Information about each nominee as of April 18, 2014 is set forth below:

Name	Age	Position
Dr. Frederick W. Telling, Ph.D.	62	Chairman and Director
Dr. John N. Bonfiglio, Ph.D.	59	President, Chief Executive Officer and Director
Robert C. Koski	55	Director
Christine L. Koski	56	Director
Charles L. Pope	62	Director
Dr. Alan W. Dunton, M.D.	59	Director

Dr. Frederick W. Telling. Dr. Telling was elected Chairman of the Board of Directors on February 4, 2011. He has served as a Director since June 2010. Dr. Telling retired from Pfizer Inc. in June 2007 after 30 years of service. At Pfizer Dr. Telling served as its Corporate Vice President and Vice President of Corporate Strategic Planning and Policy since October 1994. Dr. Telling also serves as a director, the Chair of the Compensation Committee and a member of the Audit Committee at Cell Therapeutics Inc. (NASDAQ: CTIC), a public company based in Seattle, Washington. Dr. Telling also serves on the boards of various civic and non-profit organizations. Dr. Telling holds a B.A. degree in History and Economics from Hamilton College and a MA degree in Industrial and Labor Relations and a PhD in Economics and Public Policy from Cornell University. Dr. Telling brings to our Board an extensive array of business and industry experience as well as experience as a director of public companies.

Dr. John N. Bonfiglio. Dr. Bonfiglio has served as our President, Chief Executive Officer and Director since May 2011. Prior to joining the Company, Dr. Bonfiglio served as the Chief Executive Officer, President and Director of Transdel Pharmaceuticals (a public company: TDLPE.OB) between October 2010 and May 13, 2011. Previously Dr. Bonfiglio served as the President and Chief Executive Officer of Argos Therapeutics from January 2007 to

February 2010. From November 2005 to December 2006, he served as an independent consultant to two medical device companies, a therapeutic company and a medical communications company. From January 2003 to October 2005, he served as the Chief Executive Officer of The Immune Response Corporation, a public company and immuno-pharmaceutical company focused on developing products to treat autoimmune and infectious diseases. From 2001 to 2002, he was the Chief Operating Officer and Executive Vice President of Cypress Biosciences, a public company (NASDAQ: CYPB) providing therapeutics and personalized medicine services. From 1997 to 2001, he served as the Chief Executive Officer and President of Peregrine Pharmaceuticals, Inc., a public biopharmaceutical company (NASDAQ: PPHM) developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections. Dr. Bonfiglio has also held senior management positions with Baxter Healthcare and Allergan, Inc. Dr. Bonfiglio received his bachelor of sciences degree in chemistry from State University of New York at Stony Brook in 1976, later earning his masters degree and a doctorate in synthetic organic chemistry from University of California at San Diego in 1978 and 1980 respectively. He later went on to serve as a postdoctoral fellow in organometallic chemistry at the University of California at Berkeley in 1981, earning his masters in business administration from Pepperdine University in 1992.

We believe that Dr. Bonfiglio’s qualifications to serve as a director include his 27 years of executive experience in the pharmaceutical, medical device and healthcare businesses, his experience in raising funds and completing licensing transactions for his prior companies and his experience on other company boards.

Robert C. Koski. Mr. Koski has served as a Director since June 2009. Mr. Koski has practiced as an attorney with the Koski Firm, a sole proprietorship located in Atlanta, Georgia since 1992, where his practice includes litigation and tax law. Mr. Koski has also served as a partner in the Koski Family Limited Partnership, which beneficially owns a controlling interest in the Company, and as a director of the Koski Family Foundation since December 1996. Mr. Koski holds a B.A. degree in Philosophy and English from Colgate University, a JD from Emory School of Law and an LLM degree in Taxation and Litigation from Emory University. He is the brother of our Director, Christine Koski.

Mr. Koski brings to our Board over two decades of experience in the legal field as a practicing attorney. In addition to his legal experience, Mr. Koski’s educational background provides a foundation for leadership and consensus-building.

Christine L. Koski. Ms. Koski has served as a Director since June 2009 and as the Chairperson of our Board of Directors from June 2009 until February 2011 when director Telling was appointed to succeed Ms. Koski. Ms. Koski also serves as President and CEO of nMetric, LLC, a provider of web-based scheduling system software. Prior to joining nMetric in September 2006, Ms. Koski founded Koski Consulting Group, Inc. in June 2001 to advise start-up companies in the areas of business strategy and marketing. Ms. Koski held various positions in sales, product management, purchasing, sales management, and international marketing management with Celanese A.G. or its former affiliates, including Celanese Ltd., Hoechst AG and Hoechst Celanese Chemical Group Ltd. Ms. Koski is the former volunteer executive director of the Dallas Dinner Table, which focuses on improving racial communication in the Dallas Metroplex. Ms. Koski is also a member of the National Association of Corporate Directors, Dallas Chapter, and is an alumnus of Harvard’s Corporate Board Effectiveness Program led by Professor Jay Lorsch. In addition to her positions at nMetric and Oragenics, Ms. Koski serves as a director at Sun Hydraulics Corporation (NASDAQ: SNHY), a manufacturer of high performance hydraulic valves and solutions, and Cheltec, Inc., a specialty chemical company. Ms. Koski is a managing partner of the Koski Family Limited Partnership, which beneficially owns a controlling interest in the Company. Ms. Koski is a member of the nonprofit National Association of Corporate Directors. Ms. Koski holds an Executive MBA degree from Southern Methodist University’s Cox School of Business and a B.S. degree in Chemistry from St. Lawrence University. Ms. Koski is the sister of our Director, Robert Koski.

Ms. Koski brings to our Board over a decade of experience as an executive officer and as a director of other privately held and public technology-based companies. Through her extensive executive management and board experience, Ms. Koski has developed the leadership, business judgment and consensus-building skills necessary to effectively execute her duties as director. Her strong expertise and background in management and marketing and track record as an accomplished executive have provided her with the business acumen and skills necessary to serve the company as it moves forward in commercializing its technology.

Charles L. Pope. Mr. Pope has served as a Director since June 2010. Mr. Pope served as the Chief Financial Officer of Palm Bancorp, Inc. from June 2009 to June 2012. From September 2007 through June 2009, Mr. Pope served as the Chief Financial Officer of Aerosonic Inc., a manufacturer of aviation products. Mr. Pope served as the Chief Financial Officer of Reptron Inc., a manufacturer of electronic products, from March 2005 through June 2007. From March 2002 to March 2005, Mr. Pope served as Chief Financial Officer of SRI/Surgical Express, Inc. From February 2001 to March 2002 Mr. Pope served as Chief Financial Officer of Innovaro, Inc. (formerly UTEK Corporation OTC BB:INNI) a public company. Mr. Pope served as a director of Innovaro, Inc. from March 2010 to August 2012. He has also served as a director of Inuvo, Inc. (NYSE MKT: INUV) since 2008. Inuvo is a public company, specialized in marketing browser – based consumer applications, managing networks of website publishers and operating specialty websites). Prior to this time, Mr. Pope served as a Partner in the Audit and Financial Advisory Consulting Divisions and was a Partner in the Accounting and SEC Directorate at PricewaterhouseCoopers LLP. Mr. Pope holds a B.S. degree in Economics and Accounting from Auburn University and is a Certified Public Accountant in Florida.

Mr. Pope brings to our Board over three decades of experience in the finance and accounting fields. In addition, Mr. Pope also has experience serving as a director of public companies.

Dr. Alan W. Dunton. Dr. Dunton has served as a Director since April 2011. Dr. Dunton is the principal owner of Danerius, LLC, a biotechnology consulting company which he founded in 2006. From January 2007 until March 2009, Dr. Dunton served as President and Chief Executive Officer of Panacos Pharmaceuticals, Inc. He was the non-Executive Chairman and Director of EpiCept, Inc. (OTC MKTS: EPCT) a public biotechnology company developing products for cancer, pain and inflammatory conditions. He is currently a Director of the public biotechnology companies Palatin, Inc. (AMEX: PTN) and Targacept, Inc. (NASDAQ: TRGT) as well as Sancilio, Inc., a private biotechnology company. He served as a Director of MediciNova (NASDAQ: MNOV) from 2006 to 2011. In 2005, Dr. Dunton served as the Non-Executive Chairman of the board of directors of ActivBiotics, Inc., a privately held biopharmaceutical company. Previously, he was the President and Chief Executive Officer of Metaphore Pharmaceuticals, Inc. from 2003 until 2006, when it merged with ActivBiotics. From 2004 until 2005, Dr. Dunton served as a member of the board of directors of Vicuron Pharmaceuticals until it was acquired by Pfizer, Inc. In 2002, Dr. Dunton served as President, Chief Operating Officer and a director of Emisphere Technologies, Inc., a biopharmaceutical company. From 1994 to 2001, Dr. Dunton was a senior executive in various capacities in the Pharmaceuticals Group of Johnson & Johnson. From 1999 to 2001, Dr. Dunton was President and Managing Director of The Janssen Research Foundation, a Johnson & Johnson company. From 1998 to 1999, he served as Group Vice President of Global Clinical Research and Development of Janssen. Prior to joining Janssen, Dr. Dunton was Vice President of Global Clinical Research and Development at the R.W. Johnson Pharmaceutical Research Institute, also a Johnson & Johnson company. Prior to joining Johnson & Johnson, Dr. Dunton held positions in clinical research and development at Syntex Corporation, CIBA-GEIGY Corporation and Hoffmann La Roche Inc. Dr. Dunton holds a MD degree from New York University School of Medicine, where he completed his residency in internal medicine. He also was a Fellow in Clinical Pharmacology at the New York Hospital/Cornell University Medical Center.

Dr. Dunton brings to our Board a significant depth of experience in the pharmaceutical industry that will be invaluable to the Company as we continue to develop biotechnology products.

See “Corporate Governance” below for additional information regarding the Board.

PROPOSAL II

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Summary

At our 2013 Annual Meeting of Shareholders, as provided in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and as required by Section 14A of the Securities Exchange Act of 1934, as amended, we provided our shareholders the opportunity to advise our Compensation Committee and Board of Directors regarding the compensation of our named executive officers as described in our proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“say on pay”). Our shareholders also were asked to indicate how frequently we should seek a “say on pay” advisory vote. The shareholders were able to indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. At the 2013 Meeting, 98.7% of shareholders voting or who abstained from voting endorsed our Board’s recommendation that the advisory “say on pay” vote be held every year. Therefore, we are providing our shareholders the opportunity to advise our Compensation Committee and Board of Directors regarding the compensation of our named executive officers as described in this Proxy Statement.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain highly qualified leadership personnel, providing them attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Rather than basing compensation on a series of specific performance objectives, we encourage initiative, teamwork and innovation, and each executive is enabled to use his or her abilities and particular area of responsibility to strengthen our overall performance. Please read the “Compensation Discussion and Analysis” of this Proxy Statement for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

It is the philosophy of the Board of Directors to align the interests of our executive officers and shareholders by integrating the executives’ compensation opportunities with our long-term corporate strategic and financial objectives. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other healthcare companies, particularly those of similar size and those in our geographic areas. Our compensation committee sets overall compensation at a level it believes to be fair, based upon a subjective analysis of the individual executive’s experience and past and potential contributions to us.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. We will ask our shareholders to vote “FOR” the following resolution at the Meeting

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s 2013 Proxy Statement.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider the outcome of the vote when making future executive compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF PROPOSAL II, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL III

APPROVAL TO AMEND THE AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF ORAGENICS, INC. TO INCREASE

NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50 MILLION TO 100 MILLION

Summary

We are proposing to amend our Amended and Restated Articles of Incorporation to increase our authorized common stock from 50,000,000 shares to 100,000,000 shares. The Board of Directors has approved the Amendment and recommends approval and adoption by the shareholders.

Purpose and Effect of the Amendment

The Board of Directors is recommending the proposed amendment to increase the number of authorized shares of common stock to give the Company flexibility to issue shares of common stock for future corporate needs without the expense and delay associated with a special shareholders’ meeting, except where shareholder approval is required by applicable law. The Board of Directors believes that additional authorized shares of common stock would give the Company the necessary flexibility to issue shares for various corporate purposes, including, but not limited to, potential strategic transactions, including mergers, acquisitions, and other business combinations; capital-raising or financing transactions; grants and awards under equity compensation plans; stock splits and dividends; and other general corporate purpose transactions. As a general matter, the Company would be able to issue the additional authorized shares of common stock in its discretion from time to time, subject to and as limited by, rules or listing requirements of the NYSE MKT or any other then applicable securities exchange, and without further action or approval of the Company’s shareholders. The discretion of the Board of Directors, however, would be subject to any other applicable rules and regulations in the case of any particular issuance or reservation for issuance that might require the Company’s shareholders to approve such transaction. We currently have 70,000,000 shares of authorized capital stock consisting of 50,000,000 shares of common stock with a par value of $0.001 and 20,000,000 shares of preferred stock with no par value. As of March 31, 2014, there were 36,128,944 shares of the 50,000,000 authorized common shares issued and outstanding and none of our authorized preferred stock is issued or outstanding. We also have shares reserved for our stock option and incentive plan and for outstanding warrants in the aggregate amount of 4,909,632 shares. By approving the Amendment, you are voting to increase our authorized capital stock by an additional 50,000,000, shares for total authorized capital stock of 120,000,000. The Board of Directors does not intend to issue any shares except on terms that it considers to be in the best interests of the Company and its shareholders.

As of the date of this Proxy Statement we have no immediate plans, proposals, understandings, agreements or commitments to issue additional shares of common stock or preferred stock for funding, acquisitions or any other purpose, (except for the possible issuance of shares upon the exercise of our outstanding options and warrants). However, we review and evaluate potential capital raising activities, strategic transactions and other corporate actions on an ongoing basis to determine if such actions would be in our best interest and the best interest of our shareholders.

Impact of the Amendment

The additional shares of common stock for which authorization is sought would be a part of the existing class of common stock. If and when issued, these shares would have the same rights and privileges as the shares of common stock presently outstanding. No holder of common stock has any preemptive rights to acquire additional shares of our common stock.

Certain Risks Associated with the Amendment

The issuance of additional shares could reduce existing shareholders’ percentage ownership and voting power in the Company and, depending on the transaction in which they are issued, could affect the per share book value or other per share financial measures.

By voting in favor of this proposal, you are voting to increase our authorized capital stock by an additional 50,000,000 shares for total authorized capital stock of 120,000,000. Because our Amended and Restated Articles of Incorporation do not confer to our shareholders preemptive rights with respect to our common stock, when our Board of Directors elects to issue additional shares of common stock in the future, existing shareholders would not have a preferential right to purchase these shares and could suffer substantial dilution. You would suffer dilution in the book value of your shares if the additional capital stock is sold at prices lower than the price at which you purchased your common stock.

The Amendment could, under certain circumstances, have an anti-takeover effect, although that is not our intention with this proposal. For example, in the event of a hostile attempt to take control of the Company, it may be possible for the Board of Directors to impede that attempt by issuing shares of common stock, which would dilute the voting power for the other outstanding shares and increase the potential cost to acquire control of the Company. This Amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunities of our stockholders to dispose of their shares at a premium, which may be offered in takeover attempts or a merger proposal. The Amendment may have the effect of permitting our current management, including the current Board of Directors, to retain its position. However, as of the date of this Proxy Statement, the Board of Directors is not aware of any attempt to take control of the Company, and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

Procedure For Amending Articles Of Incorporation-Text Of Amendment

Provided that this proposal is approved by our shareholders, an Amendment to the Articles of Incorporation, specifically amending Article II thereof will be filed with the Secretary of State of the State of Florida and upon such filing the Amendment will become effective. A copy of the proposed amendment is attached hereto as Appendix A. The paragraph in Article II of our Amended and Restated Articles of Incorporation captioned “Capital Stock” is proposed to be replaced with the following text:

“Capital Stock. The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is One Hundred Twenty Million (120,000,000), consisting of (i) One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (ii) Twenty Million (20,000,000) shares of preferred stock, no par value (the “Preferred Stock”).”

The only substantive changes would be to increase the number of shares of common stock that the Company may issue from 50,000,000 shares to 100,000,000 shares and to reflect a corresponding increase in the aggregate number of shares of capital stock that may be issued from 70,000,000 to 120,000,000 shares.

If the proposed amendment is not approved by the Company’s shareholders, the number of authorized shares of common stock will remain unchanged.

No Dissenters’ Rights

No dissenters’ rights are available to any shareholder who dissents from the proposals to amend the Articles of Incorporation under the Florida Business Corporation Act (“FBCA”) or under our current Amended and Restated Articles of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL TO GRANT OUR BOARD OF DIRECTORS AUTHORITY TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK.

PROPOSAL IV

RATIFICATION OF THE SELECTION OF MAYER HOFFMAN MCCANN P.C.

AS THE COMPANY’S INDEPENDENT AUDITORS

Summary

Mayer Hoffman McCann P.C. served as the Company’s independent auditors and independent registered public accounting firm for the completion of the Company’s audit for the year ended December 31, 2013. The Audit Committee has again approved the appointment of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2014 and the Board has further directed that the Company submit the selection of independent auditors and independent registered public accounting firm for 2013 for ratification by the shareholders at this shareholder meeting.

Representatives of Mayer Hoffman McCann P.C., who are expected to be present at the shareholder meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Although ratification is not required by the Bylaws or otherwise, the Company is submitting the selection to its shareholders for ratification as a matter of good corporate practice and because the Company values its shareholders’ views. In the event the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor/independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s and the Company’s shareholders’ best interests.

Independent Auditors’ Fees and Services

The following table provides the aggregate fees billed for professional services rendered by the Company’s principal accountants during each of the past two fiscal years ended December 31:

Services Rendered	2013	2012
Audit Fees(1)	$157,100	$152,534
Audit-Related Fees(2)	0	0
Tax Fees(3)	13,280	7,585
All Other Fees(4)	13,867	78,266

	$184,247	$238,385

(1)	Audit Fees. This category includes fees for professional services provided in conjunction with the audit of the Company’s financial statements and with the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, review of the Company’s quarterly financial statements, assistance and review of documents filed with the SEC, consents, and comfort letters and attestation services provided in connection with statutory and other regulatory filings and engagements.
(2)	Audit-Related Fees. This category includes fees for assurance and related professional services associated with due diligence related to mergers and acquisitions, consultation on accounting standards or transactions, internal control reviews and assistance with internal control reporting requirements, services related to the audit of employee benefit plans, and other attestation services not required by statute or regulation.
(3)	Tax Fees. This category includes fees for professional services provided related to tax compliance, tax planning and tax advice. These were fees billed by CBIZ MHM, LLC for professional services for tax compliance and tax advice.

(4)	All Other Fees. This category includes fees billed by Protiviti, Inc. in connection with the Company’s compliance with the Sarbanes-Oxley Act of 2002 filings for small businesses and Taylor White Consulting relating to the valuation of the Company’s stock option awards in accordance with FASB Accounting Standards Codification and the providing of temporary accounting personnel.

Pre-Approval Policy

The Audit Committee approves in advance all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence and has pre-approved certain specified audit and non-audit services to be provided by Mayer Hoffman McCann P.C. for up to twelve (12) months from the date of the pre-approval. If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration.

Vote Required and Board of Directors’ Recommendation

Ratification of the selection of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2014 requires the affirmative vote of the holders of a majority of the shares of common stock voting on this Proposal IV in person, or by proxy at the Annual Meeting. Abstentions will not be counted in the ratification of the selection of independent auditors and will have no effect on the outcome of the selection of the independent auditors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE SELECTION OF MAYER HOFFMAN MCCANN P.C. AS THE COMPANY’S

INDEPENDENT AUDITORS.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2013, and the notes thereto.

Review with Management

The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2013 and the notes thereto. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee discussed with Mayer Hoffman McCann P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, which includes, among other items, matters related to the conduct of the audit of our financial statements.

The Audit Committee also received and reviewed written disclosures and the letter from Mayer Hoffman McCann P.C. as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with Mayer Hoffman McCann P.C. their independence from us.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Charles L. Pope (Chair)

Dr. Frederick W. Telling

Dr. Alan Dunton

CORPORATE GOVERNANCE

Oragenics’ current corporate governance practices and policies are designed to promote shareholder value, and Oragenics is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity. You can access information regarding our corporate governance practices on our web site at www.oragenics.com/governance.html

Corporate Governance Principles

Our Board has adopted Board of Directors Corporate Governance Policy, which sets forth the principles that guide the Board’s exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of our executive officers and set corporate strategy. Our Corporate Governance Policy, states that currently different individuals fill the roles of Chairman and Chief Executive Officer. Our Board first adopted these Corporate Governance Principles in December 2009 and may refine them from time to time. You can access our Corporate Governance Principles on our web site at www.oragenics.com/governance.html.

Code of Ethics/Standards of Business Conduct

It is our policy to conduct our operations in compliance with all applicable laws and regulations and to operate our business under the fundamental principles of honesty, integrity and ethical behavior. This policy can be found in our Company Operating Principles, which is applicable to all of our directors, officers and employees, and which complies with the SEC’s requirements and with listing standards of the NYSE MKT we have adopted.

Our Company Operating Principles are designed to promote honest and ethical conduct and compliance with all applicable laws, rules and regulations and to deter wrongdoing. Our Company Operating Principles are also aimed at ensuring that information we provide to the public (including our filings with and submissions to the SEC) is accurate, complete, fair, relevant, timely and understandable. Our Company Operating Principles can be accessed on our web site at www.oragenics.com/governance. We intend to disclose amendments to certain provisions of our Company Operating Principles, or waivers of such provisions granted to directors and executive officers, on our web site in accordance with applicable SEC requirements.

Independence of Directors

On April 10, 2013 our common stock became listed on a national securities exchange, the NYSE MKT. Accordingly, in determining whether our Directors are independent, we are required to comply with the rules of the NYSE MKT. We also expect to continue to comply with securities and other laws and regulations regarding the independence of directors, including those adopted under Section 301 of the Sarbanes-Oxley Act and Rule 10A-3 under the Securities and Exchange Act of 1934 with respect to the independence of Audit Committee members. The NYSE MKT listing standards define an “independent director” generally as a person, other than an officer of a company, who does not, in the view of the company’s Board of Directors, have a relationship with the company that would interfere with the director’s exercise of independent judgment. The Board has affirmatively determined that each of the following directors, constituting a majority of the Board, is independent within the meaning of the NYSE MKT listing standards:

Dr. Frederick W. Telling

Christine L. Koski

Robert C. Koski

Charles L. Pope

Dr. Alan Dunton

Such independence definition includes a series of objective tests, including that the director is not an executive officer employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by the NYSE MKT listing standards, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure

We currently separate the positions of Chief Executive Officer and Chairman of the Board. Since February 2011, Dr. Telling, one of our independent directors, has served as our non-executive Chairman of the Board. The responsibilities of the Chairman of the Board include: setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; presiding at executive sessions; facilitating and conducting, with the Nominating Committee, the annual self-assessments by the Board and each standing committee of the Board, including periodic performance reviews of individual directors; and conducting, with the Compensation Committee, a formal evaluation of the Chief Executive Officer and other executive officers in the context of the annual compensation review.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

In addition, as described in more detail below, our Board has three standing committees, each chairman and each member of which is an independent director. Our Board delegates substantial responsibility to each Board committee, which reports their activities and actions back to the Board. We believe that our independent Board committees and their chairmen are an important aspect of our Board leadership structure.

Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our Board, our officers are responsible for the day-to-day management of the material risks Oragenics faces. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in setting our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for Oragenics. The Board regularly receives updates from management and outside advisors regarding certain risks the Company faces, including potential litigation and various operating risks.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, and internal investigations; our Compensation Committee oversees risks related to compensation policies and practices; and our Nominating Committee oversees governance related risks, such as Board independence and conflicts of interest, as well as management and director succession planning. Our Board committees report their findings to the Board.

Senior management attends Board and Board committee meetings and is available to address any questions or concerns raised by the Board on risk management-related and any other matters. The Board holds periodic strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

Meetings of the Board of Directors and Committees

Board of Directors. Our property, affairs and business are under the general management of our Board of Directors as provided by the laws of the State of Florida and our Bylaws. The Board of Directors conducts its business through meetings of the full Board and through committees of the Board. The Board of Directors has appointed standing Audit, Compensation and Nominating Committees of the Board of Directors. The Board periodically reviews the size of the Board and recommends any changes it determines to be appropriate given our needs. Under our Bylaws, the number of members on the Board may be increased or decreased by resolution of the Board.

The Board currently consists of six members. The Board has no formal policy regarding board member attendance at the Annual Meeting. All of our existing Directors attended the prior year’s annual meeting and all of our Directors are expected to attend the current Annual Meeting. The Board of Directors met or unanimously consented to resolutions fourteen times during the year ended December 31, 2013 (“Fiscal 2013”). Our Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees during Fiscal 2013. In conjunction with regularly scheduled meetings, our “independent” Directors met in separate executive sessions.

Audit Committee: The Audit Committee members currently consist of Mr. Charles Pope, Dr. Frederick Telling and Dr. Alan Dunton with Mr. Pope serving as Chairman. The Board has affirmatively determined that each such person met the independence requirements for audit committee purposes based on the more stringent independence standards imposed by applicable NYSE MKT and SEC rules. In addition, the Board of Directors has determined that Mr. Pope is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities and Exchange Act of 1934. In March 2004, the Audit Committee adopted a written charter which was modified on April 24, 2007 and on December 29, 2009. The Company believes that its Audit Committee Charter complies with the requirements related to Sarbanes-Oxley and a current copy of the Audit Committee Charter is available on our website at www.oragenics.com/governance. The Audit Committee met unanimously or consented to resolutions six times during Fiscal 2013.

The Audit Committee has the sole authority to engage and discharge, review the independence, qualifications, activities and compensation of the Company’s independent registered certified public accountants. The Audit Committee reports to the Board the appointment of the independent registered certified public accountants. The Audit Committee must assure regular rotation of the lead and concurring audit partners. The Audit Committee is responsible for the oversight of the Company’s financial policies, control procedures, accounting staff, and reviews and approves the Company’s financial statements. The Audit Committee is responsible for the review of transactions between the Company and any Company officer, Director or entity in which a Company officer or Director has a material interest. The Audit Committee must develop and maintain procedures for the submission of complaints and concerns about accounting and auditing matters. The Audit Committee must assure CEO and CFO certifications meet their obligations by performing a review and evaluation of the Company’s disclosure controls and procedures. The Audit Committee has the authority to engage the services of an outside advisor when required. The Audit Committee must receive reports from the independent registered certified public accountants on critical accounting policies, significant accounting judgments and estimates, off-balance sheet transactions and non-Generally Accepted Accounting Principles financial measures.

Compensation Committee: The Compensation Committee consists of directors Dr. Frederick Telling, Charles Pope and Christine Koski with Dr. Telling serving as Chairman. The Board has determined that each current member of the Compensation Committee meets the applicable requirements for independence. None of the Compensation Committee members has ever been an officer or employee of the Company. The Compensation Committee is responsible for establishing the compensation of the Company’s Directors, Chief Executive Officer and all other executive officers, including salaries, bonuses, severance arrangements, and other executive officer benefits. The Committee also administers the Company’s various incentive and stock option plans and designates both the persons receiving awards and the amounts and terms of the awards. The Compensation Committee adopted a charter in March 2004 to outline its compensation, benefits and management development philosophy and to communicate to shareholders the Company’s compensation policies and the reasoning behind such policies as required by the Securities and Exchange Commission. The Charter was modified on April 24, 2007, on December 29, 2009 and again on June 6, 2013. A current copy of the compensation Committee charter is available on our website at www.oragenics.com/governance. The Compensation Committee met seven times during Fiscal 2013.

Nominating Committee: The nominating committee consists of directors Dr. Alan Dunton, Charles Pope and Robert Koski with Dr. Dunton serving as Chairman. The Board has determined that each current member of the Nominating Committee meets the applicable requirements for independence. The Nominating Committee met one time during Fiscal 2013. The Board adopted a nominating committee charter, the charter was updated on February 12, 2014. A current copy of the Nominating Committee’s charter is available on our website at www.oragenics.com/governance. In addition to recommending candidates to the Board for election at the Annual shareholder Meeting, the Nominating Committee oversees the evaluation of the board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the board.

The evaluation process occurs annually and has to date been informal. The Nominating Committee has not established specific minimum age, education, and years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. The Nominating Committee also believes it is appropriate for a member of the Company’s management to participate as a member of the Board of Directors. The Nominating Committee will consider as candidates for director individuals who possess a high level of ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. Such candidates must be able to make a significant contribution to the governance of the Company by virtue of their business and financial expertise, educational and professional background. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of the Company, and the disciplines represented by incumbent directors. In evaluating candidates for nomination as a director, the Nominating Committee will also consider other criteria, including geographical representation, independence, practical wisdom, mature judgment and having sufficient time to devote to the affairs of the Company in order to carry out the responsibilities of a director. One or more of our directors is required to possess the education or experience required to qualify as an audit committee financial expert as defined in the applicable rules of the Securities and Exchange Commission. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating Committee believe that it is essential that the members of the Board of Directors represent diverse viewpoints and a diverse mix of the specific criteria above. The entire Board of Directors is polled for suggestions as to individuals meeting the aforementioned criteria. Research may also be performed to identify qualified individuals. To date the Company has not engaged third parties to identify or evaluate or assist in identifying potential nominees.

Shareholder Recommendation of Nominees. The Board does not currently have a policy with regard to the consideration of any Director candidates recommended by security holders. Given the Company’s current size, stage of development, and size of the Board, the Board believes that it is not currently appropriate to establish a separate policy for security holders to submit such recommendations. Notwithstanding the lack of a formal policy regarding security holder nominations, the Board may from time to time consider candidates proposed for consideration for service on the Company’s Board by security holders. The Nominating Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with applicable law, rule or regulation regarding director nominations. Shareholders may submit candidates for nomination to our Board of Directors by writing to: Nominating Committee of the Board of Directors, Oragenics, Inc., 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634. When submitting a nomination to us for consideration, a shareholder must provide certain information about each person whom the shareholder proposes to nominate for election as a director, including: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of our capital stock owned beneficially or of record by the person; and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, or the Exchange Act, and the rules and regulations promulgated thereunder. Such notice must be accompanied by the proposed nominee’s written consent to be named as a nominee and to serve as a director if elected. The Board has not set any specific minimum qualifications that must be met by a nominee presented for consideration to the Board by a security holder. A Board member may become aware of a potential nominee and present such nominee to the full Board for consideration at a Board meeting. The Board would evaluate the candidate and determine whether such person should be considered for Board service based on a variety of criteria including but not limited to, whether the individual has experience in the Company’s industry, potential conflicts, and the person’s ability to work with existing Board members and expected contributions. The Board would evaluate a nominee submitted by a security holder in the same or similar manner as one recommended by the Nominating Committee.

Direct Shareholder Communication to Board Members

The Company does not currently have a formal process for direct security holder communications to the Board. The basis for the Board’s view that it is appropriate for the Company to not have such a formal process includes but is not limited to the following: the Company’s limited financial and personnel resources, the Company’s stage of operations and development and the ability for security holders to communicate with Board members informally.

Shareholders with questions about the Company are encouraged to contact the Company’s Corporate Secretary. However, if shareholders feel their questions have not been addressed, they may communicate with the

Company’s Board of Directors by sending their communications to an individual director(s) or to the Company’s Board of Directors, c/o Corporate Secretary, Oragenics, Inc., 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634. All shareholder communications received by the Company’s Corporate Secretary in this manner will be delivered to the individual director(s) or to the Company’s Board of Directors.

The Chairman of the Board of Directors, Dr. Frederick Telling, is an independent director and has been designated by the Board of Directors to preside at the executive sessions of the independent directors. If interested parties wish to make a concern known to the independent directors, they may do so in a writing addressed to the Chairman of the Board, Oragenics, Inc., 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634.

Director Compensation

On June 4, 2010, commensurate with the appointment of two new independent Directors, the Board approved changes to the Company’s Board compensation to be paid to non-employee Directors. Such changes primarily related to the reinstating of a cash fee component to the Director compensation program for non-employee directors. On March 11, 2011, the Board again approved revisions to the Board compensation program. The revision consisted of the addition of one per board meeting fee for each non-employee director for any board meetings in excess of one per quarter. On November 14, 2011, the Board added a long term incentive component for the non-employee directors to the director compensation program. On February 11, 2013, the Board of Directors approved modifications to the existing long term incentive component of the non-employee director compensation by extending the expiration date of the program from December 31, 2013 to December 31, 2014 for any performance goals not yet achieved, and to add additional performance goals. On October 18, 2013, the Board of Directors approved an amendment to its non-employee director compensation program. In connection with each annual meeting of shareholders commencing with the 2013 Annual Meeting, each continuing non-employee director will be granted an award of 10,000 fully vested shares of the Company’s common stock under the Company’s 2012 Plan. As revised by the foregoing, the Director compensation program consists of the following:

Non-employee directors

Cash Compensation. The Director compensation program changes provide that all non-employee Directors will receive an annual base fee for service on the Board of $24,000. In addition, the Chairperson of the Board and of our Audit Committee, Compensation Committee and Nominating Committee will also receive annual fees of $25,000, $20,000, $15,000 and $10,000, respectively. All non-employee Directors serving on committees (other than as the Chairperson) shall receive an annual fee of $5,000 in connection with such committee service. In addition all non-employee Directors shall receive a per board meeting fee of $2,000 for each in person board meeting in excess of one per quarter. All fees for Board service are to be paid on or before the last business day of each quarter.

Equity Compensation. Equity compensation is to be issued to Directors upon joining our Board. Non-employee Directors receive a stock option for the purchase of 5,000 shares of our common stock at an exercise price per share equal to the fair market value per share on date they became a Director, which will immediately vest and be exercisable. In connection with each annual meeting of shareholders commencing with the 2013 Annual Meeting, each continuing non-employee director will be granted an award of 10,000 fully vested shares of the Company’s common stock under the Company’s 2012 Plan. As part of the Director compensation program, the Board may also make discretionary equity based awards from time to time under the Company’s 2012 Equity Incentive Plan.

Long-term Incentive Component.

On November 14, 2011, the Compensation Committee and Board of Directors approved a change in the Company’s director compensation program to add a long term performance based equity incentive based component for the non-employee directors. (the “Non-Employee Director LTIP Program”). The Non-Employee Director LTIP Program is an incentive program designed to motivate the non-employee directors to achieve the Company’s financial and other performance objectives and to reward them if, and when, those objectives are met. The Non-Employee Director LTIP Program included, upon adoption, a one-time retention award to each non-employee director of common stock from the Company’s Equity Incentive Plan. In addition, the Non-Employee Director LTIP Program provides for the award of shares of common stock as compensation to non-employee directors of the Company. The shares will be issued to non-employee directors during the term of the Non-Employee Director LTIP Program, subject to the satisfaction of applicable performance goals (as described below). The non-employee director participants are eligible to receive shares of common stock if they continue to serve the Company as directors through the first to occur of either of the following: (i) the Company’s achievement, on or before December 31, 2013 (the “Termination Date”), of the various “Performance Goals” set forth below, or (ii) the effective date of a “Change in Control” of the Company that occurs at any time on or before the Termination Date.

The performance periods for the Non-Employee Director LTIP Program run from January 1, 2012 through December 31, 2014. Awards will be credited to participants, up to target levels, to the extent that the performance goals are satisfied, as determined by the Compensation Committee and Board. Upon the occurrence of a “Performance Vesting Date” with respect to a “Performance Goal,” a participant will be entitled to receive a number of shares of Common Stock determined by multiplying (1) the award percentage (each, an “Award Percentage”) corresponding to that particular Performance Goal as set forth in their award agreement by (2) the total number of outstanding shares of Common Stock, determined on a non-fully diluted basis, as of that particular applicable Performance Vesting Date. For purposes of an award, the “Performance Vesting Date” with respect to a Performance Goal shall be the day on which the Compensation Committee of the Company’s Board of Directors certifies and determines, in its reasonable discretion, that the applicable Performance Goal has been achieved. Participants are required to remain directors of the Company through the date on which the Compensation Committee makes a final determination under the Non-Employee Director LTIP Program with respect to the satisfaction of the performance goals during the performance period.

The Non-Employee Director LTIP Program provided for share awards upon the Company achieving any of the following performance goals: (i) achievement of Company fiscal year sales equal or greater than $10,000,000; (ii) achievement of Company fiscal year sales equal or greater than $20,000,000; (iii) achievement by the Company of cash flow positive in any fiscal quarter; (iv) achievement by the Company of earnings per share in any fiscal year equal or greater than $0.02 per share of Company stock; (v) achievement of price per share of Company stock equal to $10.00; (vi) achievement of price per share of Company stock equal to $20.00; (vii) licensing of any science technology which results in upfront cash receipt of $2M; or (viii) capital raise by the Company of $5,000,000 in both fiscal years or a $10,000,000 in a single raise.

The award percentages for each non-employee director for the achievement of each designated Performance Goal are the same for each non-employee director and upon commencement of the program were as follows:

Non-Emp. Director	$10M Sales	$20M Sales	Positive CF	EPS Goal	$10 Share Appreciation	$20 Share Appreciation	License Technology	Company Capital Raise

	0.11%	0.09%	0.11%	0.16%	0.11%	0.06%	0.09%	0.16%

On November 14, 2011, as a result of the addition of the Non-Employee Director LTIP Program, each non-employee director (Dr. Frederick Telling, Charles Pope, Dr. Alan Dunton, Robert Koski and Christine Koski) received the immediate Retention Award of 6,400 shares under the 2002 Plan determined based on the amount of shares then outstanding.

On August 6, 2012 the Compensation Committee also determined that, as a result of the recent capital raise by the Company of approximately $13.0 million, the $10.0 million capital raise performance goal had been met. Accordingly, the non-employee directors of the Company were awarded shares of common stock. The aggregate number of shares awarded based on the achievement of the capital raise goal was 215,405.The number of shares to be awarded pursuant to the Non-Employee Director LTIP Program was determined by multiplying (i) the previously approved award percentage for the individual by (ii) the total number of outstanding shares of Company common stock at the time the performance goal was determined to have been met.

Amendment to Long Term Incentive Component

On February 11, 2013, the Board considered and approved amendments to Company’s non-employee director long-term performance based equity incentive compensation program which is administered under the

Company’s 2012 Equity Incentive Plan. The amendments consist of (i) an extension of the Termination Date in the individual award agreements from December 31, 2013 to December 31, 2014 (the “Amended Termination Date”); and (ii) the addition of four new performance goals. These changes were considered by the Committee to be in the best interest of the Company and necessary to attract and retain highly qualified directors to serve on the Company’s Board. The Board also ratified and approved the changes to the director compensation program. The long term incentive plan is comparable in all respects to the long-term incentive plan for the designated executive officers and employee participants, including the Performance Goals.

The specific additional Performance Goals added and the Award Percentages for the participating non-employee directors are as follows:

(ix) Successful filing and acceptance by the FDA of an IND on first lantibiotic candidate.

(x) First dose of a lantibiotic administered to a patient under a Company sponsored clinical study.

(xi) Capital raise by the Company of $12,000,000 or more in a single year.

(xii) Broaden Intrexon relationship to include new area outside of lantibiotics as evidenced by a Board approved amended or new collaboration agreement that includes a new therapeutic area.

	Performance Goals/Award Percentages
	(ix) Lantibiotic IND	(x) Human Exposure to Lantibotic	(xi) Company Capital Raise	(xii) Expand Existing or Enter into New Collaboration Agreement
Non-Employee Director
	0.11%	0.11%	0.11%	0.11%

The amendments were implemented by amending the non-employee director participants’ original Award Agreements.

Long Term Incentive Component-Change of Control

In the event a Change in Control of the Company occurs, each non-employee director will be entitled to receive the full amount of the shares with respect to any Performance Goal as to which the related Performance Vesting Date did not occur prior to the date of the Change in Control as though the Performance Goal had been fully achieved as of the time of the Change in Control except with respect to the Share Appreciation Goals which will depend on the price per share of any change in control transaction. The term “Change in Control” for purposes of an award shall mean: a “Corporate Transaction” as defined in the Company’s Equity Incentive Plan.

Assuming a Change of Control event during the Non-Employee Director LTIP Program period as amended, and based upon the current level of the Company’s outstanding shares of common stock and all remaining unachieved performance based awards being vested (including share appreciation awards), each non-employee director would be entitled to receive 343,225 shares and an aggregate for all non-employee directors 1,716,125 shares. When combined with similar awards applicable on a change of control under the Executive LTPB Program, there are currently an insufficient number of shares under the Company’s 2012 Equity Incentive Plan to meet the obligation to non-employee directors should a change of control occur prior to the Amended Termination Date of each of the programs. In addition, the actual number of shares to be issued under the Non-Employee Director LTIP Program are subject to change (i.e. increase) as the Company issues more shares of its common stock because the share awards are based upon a percentage of the then outstanding shares. In the event there are insufficient shares available under the 2012 Equity Incentive Plan to issue the share awards triggered under the programs upon a change of control, the individual award agreements provide that the Company may proportionately reduce the number of shares that an award participant may be entitled to receive such that the limits of the 2012 Equity Incentive Plan are not exceeded. Copies of the form of long term incentive plan award agreement and amendment for non-employee directors approved by the Committee and Board were previously filed with the SEC.

Reimbursement of Expenses. Non-employee Directors are also reimbursed for expenses incurred in connection with their attendance at Board or committee meetings and reasonable out-of-pocket business expenses associated with their Board service.

Employee Directors

Consistent with past practice, the Director compensation program provides that employee Directors receive no additional compensation in connection with their board service.

The following table sets forth the compensation of our non-employee Directors in 2013.

Director Compensation Table

Name	Fees earned or paid in cash(1)	Stock Awards(2)	Option awards	All other compensation(3)	Total
Dr. Frederick W. Telling	$77,000	$252,155	$—	$—	$329,155
Robert C. Koski	$33,000	$252,155	$—	$—	$285,155
Christine L. Koski	$35,000	$252,155	$—	$—	$287,155
Charles L. Pope	$62,000	$252,155	$—	$—	$314,155
Dr. Alan W. Dunton	$41,000	$252,155	$—	$—	$293,155

(1)	Amounts represent cash compensation earned by Directors during 2013 in connection with their Board service.
(2)	On October 18, 2013, the Board of Directors (“the Board) of the Company met and determined that one of the performance goals established in the Company’s Long Term Incentive Programs (“LTIP”) as part of executive compensation and non-employee director compensation programs had been achieved. The performance goal met was the goal related to the broadening of the Intrexon relationship to include a new area outside of lantibiotics. As a result, the Board approved the award of 33,185 shares of common stock under the Company’s 2012 Equity Incentive Plan, to each of the Company’s directors who were not employed by the Company. As a result of the achievement of the performance goal related to the of the Intrexon relationship to include a new area outside of lantibiotics, this goal is no longer available for award under the Non-Employee Director LTIP Program. The aggregate grant date fair value was computed in accordance with FASB ASC Topic 718. On November 27, 2013, the Board met and determined that one of the performance goals established in the LTIP as part of executive compensation and non-employee director compensation programs had been achieved. The performance goal met was the goal related to the Capital raise by the Company of $12,000,000 or more in a single year. As a result, the Board approved the award of 38,397 shares of common stock under the Company’s 2012 Equity Incentive Plan, to each of the Company’s directors who were not employed by the Company. As a result of the achievement of the performance goal related to the Company successfully raising $12,000,000 of new capital, this goal is no longer available for award under the Non-Employee Director LTIP Program. The aggregate grant date fair value was computed in accordance with FASB ASC Topic 718.
(3)	No other compensation was paid to the non-employee Directors except for reimbursement for travel expenses to Board meetings, which did not exceed $10,000 individually or in the aggregate for our non-employee Directors.

EXECUTIVE COMPENSATION

Compensation Practices and Risk

The following “Compensation Discussion and Analysis” section describes generally our compensation policies and practices that are applicable for executive and management employees. We use common variable compensation designs across all of our business units and divisions, with a significant focus on corporate and business financial performance as generally described in this Proxy Statement.

Compensation Discussion and Analysis

Throughout this section of the Proxy Statement, the individuals who served as the Company’s chief executive officer and chief financial officer, as well as the other individuals included in the Summary Compensation Table herein, are referred to as the “named executive officers.”

Overview of Compensation Program

The Compensation Committee of the Company’s Board of Directors is responsible for establishing and evaluating the Company’s policies governing the compensation of its executive officers, including its named executive officers. The Compensation Committee ensures that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive.

Compensation Objective

The Company’s executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executive officers;

•	Motivate and reward executive officers whose knowledge, skills, performance and business relationships are critical to the Company’s success;

•	Align the interests of the Company’s executive officers and shareholders by motivating executive officers to ultimately increase shareholder value;

•	Compensate the Company’s executive officers to manage the Company’s business to meet its short term and long-range goals;

•	Ensure fairness among the executive officers by recognizing the contributions each executive officer makes to the Company’s success; and

•	Provide a competitive compensation package which includes some pay for performance factors.

Role of Others in Compensation Decisions

The Compensation Committee makes all of the decisions with respect to the compensation received by the Company’s executive officers. The Compensation Committee meets outside the presence of all of the Company’s executive officers to consider appropriate compensation for the Company’s chief executive officer. For all other executive officers, the Compensation Committee meets outside the presence of all executive officers except for the Company’s chief executive officer. The Company’s chief executive officer periodically reviews each of the other executive officers’ performance with the Compensation Committee and makes recommendations to the Compensation Committee with respect to any appropriate changes in base salary, bonus and grants of long-term equity incentive awards for the executive officers, excluding himself. Based in part on these recommendations from the Company’s chief executive officer and other considerations, the Compensation Committee approves such compensation arrangements of the Company’s executive officers other than the Company’s chief executive officer. The Compensation Committee also annually analyzes the chief executive officer’s performance and determines his salary, annual cash bonus and grants of long-term equity incentive awards.

2013 Executive Compensation Components

For the fiscal year ended December 31, 2013, the principal components of compensation for the Company’s executive officers were:

•	Annual base salary;

•	Bonus;

•	Long-term equity based incentive compensation; and

•	Other benefits.

Annual Base Salary

Base salary is designed to attract and retain experienced executive officers who can drive the achievement of the Company’s goals. While the initial base salary for the Company’s executive officers was determined by an assessment based upon the responsibilities of the position, the expected contribution of the position to our business, the experience and skill of the position, and competition in the marketplace for the talent; the factors used in determining increases in base salary include individual performance, changes in role and/or responsibility and changes in the competitive market environment. The Compensation Committee periodically reviews the base salary for each executive officer.

Bonus

The Company instituted a performance based bonus program in the 2013 fiscal year for the Chief Executive Officer pursuant to the requirements of his employment agreement. See “Employment Contracts and Change of Control Arrangements” for a description of our Chief Executive Officer’s bonus program for 2013. The Company also expects to establish a formal bonus program for its executive officers for fiscal 2014. Discretionary bonuses for executive officers and employees may also be considered by the Compensation Committee and recommended at the discretion of the Compensation Committee for approval by our Board of Directors.

Long-Term Equity Incentive Compensation

The Company awards long-term equity incentive awards to executive officers, including the named executive officers, as part of its total compensation package. These awards are consistent with the Company’s pay for performance principles and align the interests of the executive officers to the interests of the Company’s shareholders. The Compensation Committee reviews and approves the amount of each award to be granted to each named executive officer. Long-term equity incentive awards are made pursuant to the 2012 Equity Incentive Plan.

The Company’s long-term equity incentive is currently in the form of options to acquire its common stock. Stock option awards provide the Company’s executive officers with the right to purchase shares of its common stock at a fixed exercise price for a period of up to ten years under the 2012 Equity Incentive Plan. Stock options are granted under the 2012 Equity Incentive Plan at a price not less than the prevailing market value at the time of grant and will have realizable value only if the Company’s stock price increases. Stock options are earned on the basis of continued service to the Company and generally vest over a number of years or based upon other specific performance based criteria.

The Company’s long-term equity incentive also can be in the form of restricted share awards of the Company’s common stock under the 2012 Equity Incentive Plan. Restricted stock awards provide the Company’s executive officers with the shares of its common stock subject to certain restrictions and/or vesting requirements. Restricted stock shares will be earned on the basis of continued service to the Company and will vest as set forth in the separate award agreements.

The Compensation Committee will determine the amount and features of the stock options and/or restricted stock, if any, to be awarded to executive officers. The Compensation Committee evaluates a number of criteria, including the past service of each such executive officer to the Company, the present and potential contributions of such executive officer to the Company’s success and such other factors as the Compensation Committee shall deem relevant in connection with accomplishing the purposes of the 2012 Equity Incentive Plan, including the executive officer’s current stock holdings, years of service, position with the Company and other factors. The Compensation Committee will not apply a formula assigning specific weights to any of these factors when making its determination.

Executive LTPB Program

On November 14, 2011, the Compensation Committee of our Board of Directors as well as our Board of Directors approved a long-term performance-based incentive program (the “Executive LTPB Program”) to be administered under the Company’s 2002 Plan. The Executive LTPB Program is an incentive program designed to motivate the participants, including the Company’s CEO, to achieve the Company’s financial and other performance objectives and to reward them if, and when, those objectives are met. The Company believed it was in the best interest of the Company to: (i) develop a culture of achievement and performance; (ii) align the incentive structure to the long term goals of the Company; (iii) promote retention; (iv) promote achievement of targeted results; (v) use equity proactively and as an appropriate incentive; and (vi) employ variable compensation based upon performance goals.

The Company’s President and Chief Executive Officer, Dr. John Bonfiglio’s, employment agreement with the Company required the adoption of an equity based plan tied to certain performance goals determined by the Compensation Committee. The Executive LTPB Program is intended by the Company to meet Dr. Bonfiglio’s employment agreement requirement. Accordingly, Dr. Bonfiglio, is a designated participant in the Executive LTPB Program, as well as certain other designated executive officers and employees.

The Executive LTPB Program provides for the award of shares of common stock as a bonus to designated executive officers and employees of the Company. The shares will be issued to participants during the term of the Executive LTPB Program, subject to the satisfaction of applicable performance goals (as described below). Participants are eligible to receive a bonus payable in shares of common stock if they continue to be employed by the Company through the first to occur of either of the following: (i) the Company’s achievement, on or before December 31, 2013 (the “Termination Date”), of the various “Performance Goals” set forth below, or (ii) the effective date of a “Change in Control” of the Company that occurs at any time following the date of this Agreement and on or before the Termination Date.

The Executive LTPB Program included an immediate retention award made to the designated participants, which was payable in shares of common stock of the Company, as a retention award (a “Retention Award”). The Retention Award was determined by multiplying (i) the approved award percentage for the Retention Award by (2) the total number of outstanding shares of Common Stock, determined on a non-fully diluted basis. Total retention awards issued to executive participants by the Company at the time the Executive LTPB Program was established consisted of 61,600 shares.

The performance periods for the Executive LTPB Program run from January 1, 2012 through December 31, 2014 (originally December 2013, but see amendment discussed below). Future Awards will be credited to participants, up to target levels, to the extent that the performance goals are satisfied, as determined by the Compensation Committee. Upon the occurrence of a “Performance Vesting Date” with respect to a “Performance Goal,” a participant is entitled to receive a number of shares of Common Stock determined by multiplying (1) the award percentage (each, an “Award Percentage”) corresponding to that particular Performance Goal as set forth in their individual award agreement by (2) the total number of outstanding shares of Common Stock, determined on a non-fully diluted basis, as of that particular applicable Performance Vesting Date. For purposes of an award, the “Performance Vesting Date” with respect to a Performance Goal shall be the day on which the Compensation Committee of the Company’s Board of Directors certifies and determines, in its reasonable discretion, that the applicable Performance Goal has been achieved. Participants are required to remain employees of the Company through the date on which the Compensation Committee makes a final determination under the Executive LTPB Program with respect to the satisfaction of any Performance Goal during the performance period.

The Executive LTPB Program provides for awards upon the Company achieving any of the following performance goals: (i) achievement of Company fiscal year sales equal or greater than $10,000,000; (ii) achievement of Company fiscal year sales equal or greater than $20,000,000; (iii) achievement by the Company of cash flow positive in any fiscal quarter; (iv) achievement by the Company of earnings per share in any fiscal year equal or greater than $0.02 per share of Company stock; (v) Achievement of price per share of Company stock equal to $10.00; (vi) Achievement of price per share of Company stock equal to $20.00; (vii) licensing of any science technology which results in upfront cash receipt of $2,000,000; or (viii) capital raise by the Company of $5,000,000 in both fiscal years or a $10,000,000 in a single raise.

An award agreement is delivered to each designated participant under the Executive LTPB Program, which sets forth the percentage award of shares to be awarded to the participant upon achievement of the designated Performance Goals and the terms thereof. New participants may be added to the Executive LTPB Program following the beginning of the performance period. A copy of the form of long term incentive plan award agreement for employee participants approved by the Committee and Board has been previously filed with the SEC and is referenced as an exhibit to our Form 10-K.

The share based awards payable to our executive officer and designated participants are based on the achievement of the performance goals listed above and tied to certain pre-determined and approved percentages. The specific percentages for Dr. Bonfiglio’s awards upon achievement of the specific Performance Goals as well as those of other participants are as follows:

Executive	$10M Sales	$20M Sales	Positive CF	EPS Goal	$10 Share Appreciation	$20 Share Appreciation	License Technology	Company Capital Raise
Dr. John Bonfiglio	0.50%	0.40%	0.50%	0.70%	0.50%	0.30%	0.40%	0.70%
Dr. Martin Handfield	0.17%	0.13%	0.17%	0.23%	0.17%	0.10%	0.13%	0.23%
Michael Sullivan	0.22%	0.18%	0.22%	0.31%	0.22%	0.14%	0.18%	N/A

Amendment to Executive LTPB Program

On February 11, 2013 the Committee and Board approved an amendment to the Executive LTPB Program administered under the Company’s 2012 Equity Incentive Plan. The Amendments consisted of (i) the extension of the Termination Date in the individual award agreements from December 31, 2013 to December 31, 2014 (the “Amended Termination Date”); and (ii) the addition of four new performance goals. The specific additional Performance Goals added and the Award Percentages for the participating executive officers are as follows:

Additional Performance Goals:

(ix)	Successful filing and acceptance by the FDA of an IND on first lantibiotic candidate.

(x)	First dose of a lantibiotic administered to a patient under a Company sponsored clinical study.

(xi)	Capital raise by the Company of $12,000,000 or more in a single year.

(xii)	Broaden Intrexon relationship to include new area outside of lantibiotics as evidenced by a Board approved amended or new collaboration agreement that includes a new therapeutic area.

	Performance Goals/Award Percentages
	(ix) Lantibiotic IND	(x) Human Exposure to Lantibotic	(xi) Company Capital Raise	(xii) Expand Existing or Enter into New Collaboration Agreement
Participating Executives
Dr. John Bonfiglio	0.50%	0.50%	0.50%	0.50%
Michael Sullivan	0.18%	0.18%	0.22%	0.18%
Martin Handfield	0.17%	0.17%	0.17%	0.17%

The Committee believed it was in the best interest of the Company to extend the period in which the program would be in effect until the Amended Termination Date for the existing performance goals and to add the new goals related to further capital raising efforts and to its lantibiotic development efforts due to the future significance of such efforts to the Company. The Committee believed the changes continue to serve the purposes of the long term incentive program. The amendments were implemented by amending the existing executive and employee participants original Award Agreements.

Executive LTPB Program Change of Control

In the event a Change in Control of the Company occurs, a participant will be entitled to receive the full amount of the shares with respect to any Performance Goal as to which the related Performance Vesting Date did not occur prior to the date of the Change in Control as though the Performance Goal had been fully achieved as of the time of the Change in Control except with respect to the Share Appreciation Goals which will depend on the price per share of any change in control transaction. The term “Change in Control” for purposes of an award shall mean: a “Corporate Transaction” as defined in the Company’s 2002 Plan.

Assuming a Change of Control event during the Executive LTPB Program period as amended, and based upon the current level of the Company’s outstanding shares of common stock and all remaining performance based wards being vested (including share appreciation awards), Dr. Bonfiglio, Dr. Handfield and Mr. Sullivan would be entitled to receive 1,553,545, 520,257, and 661,160 shares respectively, and an aggregate of 2,734,962 shares. The actual number of shares to be issued under the Executive LTPB Program are subject to change as the Company issues more shares of its common stock because the Executive LTPB Program awards are based upon a percentage of the then outstanding shares. When combined with similar awards applicable on a change of control under the Non-Employee LTIP Program, there are currently an insufficient number of shares under the Company’s 2012 Equity Incentive Plan to meet the obligation executive officers should a change of control occur prior to the Amended Termination Date of each of the programs. In the event there are insufficient shares available under the 2012 Equity Incentive Plan to issue the share awards triggered under the programs upon a change of control, the individual award agreements provide that the Company may proportionately reduce the number of shares that an award participant may be entitled to receive such that the limits of the 2012 Equity Incentive Plan are not exceeded. Copies of the form of long term incentive plan award agreement and amendment for employees approved by the Committee and Board were previously filed with the SEC.

Other Benefits

Retirement Benefits. The Company maintains a Simple Individual Retirement Arrangement plan in which all full-time employees, including the Company’s named executive officers, are eligible to participate. The Company provides this plan to help its employees save some amount of their cash compensation for retirement in a tax efficient manner. The Company does not provide an option for its employees to invest in the Company’s stock under the 401k plan. The Company matches 100% of the employee’s contribution up to a maximum of 3% of the employee’s compensation.

Health and Welfare Benefits. All full-time employees, including our named executive officers, may participate in the Company’s health and welfare benefit programs, including medical, dental and vision care coverage as may be provided and applicable to all employees.

Perquisites. Because the Company provides limited perquisites to certain executive officers, the Company does not believe these perquisites and other personal benefits constitute a material component of the executive officers’ compensation packages.

Employment Agreements

The Company has employment agreements in effect with its executive officers, Dr. John Bonfiglio, Dr. Martin Handfield and Mr. Michael Sullivan, as well as other key employees. The Company entered into employment agreements with these officers to ensure that they would perform their respective roles with the Company for an extended period of time. In addition, the Company also considered the critical nature of each of their positions and the Company’s need to retain them when the Company committed to these agreements. See “Employment Contracts and Change in Control Arrangements.”

2013 Compensation Decisions

The Company believes that the total compensation paid to its named executive officers for the fiscal year ended December 31, 2013 achieved the overall objectives of its executive compensation program. In accordance with its overall objectives, executive compensation for 2013 was competitive with other similarly-sized companies. The Compensation Committee took the following key compensation actions in 2013:

•	Determination of Annual Base Salaries: On October 18, 2013, the Compensation Committee authorized increases in the annual salary for each of the Company’s named executive officers currently employed with the Company in the amounts set forth below.

Employee	Current Annual Salary	Increase	New Annual Salary

Dr. John Bonfiglio	$280,000	$15,000	$295,000

Michael Sullivan	$180,000	$20,000	$200,000

Dr. Martin Handfield	$171,000	$9,000	$180,000

In addition, the Company extended the reimbursement of certain relocation and temporary living expenses of Dr. Bonfiglio in the monthly amount up to $1,500, until December 31, 2013.

•	Determination of Cash Bonus:

•	The Compensation Committee established a performance based 2013 bonus plan for the Named executive officers pursuant to the terms of their employment agreements.

•	The Committee subsequently approved a bonus award to the named executive officers based on such bonus plan in the amounts set forth below.

Bonus
Employee	Award
Dr. John Bonfiglio	$28,025
Michael Sullivan	$17,500
Dr. Martin Handfield	$4,500

•	Long Term Equity Incentive Compensation:

•	The Committee determined that two of the performance goals in the Company’s previously established Executive LTPB Program had been achieved and share awards were made in accordance with the Executive LTPB Program to the named executive officers as set forth below.

Employee	Gross Shares Awarded	Net Shares Issued
Dr. John Bonfiglio	325,376	215,376
Michael Sullivan	131,099	85,304
Dr. Martin Handfield	110,628	68,500

Summary Compensation Table

The following table sets forth the aggregate compensation in 2013 and 2012 for services in all capacities paid or accrued by the Company to our most highly compensated officers and certain of our former officers who earned more than $100,000 in total salary and bonus during the fiscal year ended December 31, 2013 (the “Named Executive Officers”) and a key employee.

Name and principal position	Year	Salary	Bonus	Stock Awards(4)	Option Awards(4)	All Other Compensation(5)	Total
Dr. John Bonfiglio Chief Executive Officer(1) Principal Executive Officer, (PEO)	2013	$282,931	$28,025	$1,146,169	$92,648	$8,400	$1,558,173
	2012	$280,000	$70,000	$290,262	$92,648	$8,400	$741,310

Michael O. Sullivan(2) Chief Financial Officer	2013	$183,332	$17,500	$461,809	$17,856	$—	$680,497
	2012	$162,923	$5,000	175,350	$33,807	$—	$377,080

Dr. Martin Handfield(3) Vice President of Research And Development	2013	$172,500	$4,500	$389,698	$8,471	$5,130	$580,299
	2012	$171,000	$5,000	$95,371	$29,396	$5,130	$305,897

(1)	Pursuant to the terms of Dr. Bonfiglio’s employment agreement the Board of Directors adopted a bonus plan for the achievement of certain financial and other performance objectives. See “Employment Contracts and Change in Control Arrangements—Chief Executive Bonus Plan,” for discussion of the bonus plan. Under the bonus plan Dr. Bonfiglio was awarded a bonus of $28,025 for 2013 and $70,000 for 2012. In addition to the bonus plan, Dr. Bonfiglio’s employment agreement required the adoption of an equity based award program tied to certain performance goals. On November 14, 2011, the Company adopted a long-term performance-based incentive program and broadened its applicability to other designated officers and employees (the “Executive LTPB Program”). See “Executive Long-Term Performance-Based Incentive Program” below for a summary of the Executive LTPB Program. In 2013, Dr. Bonfiglio received 150,843 shares of our common stock under the Executive LTPB Program for the Company’s achievement of the goal related to the broadening of the Intrexon relationship to include a new area outside of lantibiotics. Also in 2013, Dr. Bonfiglio received 174,533 shares of our common stock under the Executive LTPB Program for the Company’s achievement of the goal related to the Capital raise by the Company of $12,000,000 or more during 2013. In 2012, Dr. Bonfiglio received 188,482 shares of our common stock under the Executive LTPB Program for the Company’s achievement of the capital raise goal during 2012. In addition, as part of Dr. Bonfiglio’s employment agreement we initially agreed to reimburse Dr. Bonfiglio for up to $30,000 in relocation and temporary living expenses. In August of 2012, the Compensation Committee agreed to extend Dr. Bonfiglio’s reimbursement of temporary living expenses for the next twelve months for an amount up to $1,500 per month. In October of 2013, the Compensation Committee agreed to extend Dr. Bonfiglio’s reimbursement of temporary living expenses for an amount up to $1,500 per month until December 31, 2013. We reimbursed $17,915 in such expenses in 2013 and $15,718 in such expenses during 2012 which are not reflected in the above table.

(2)	Mr. Sullivan became our Chief Financial Officer on February 6, 2012. Mr. Sullivan was awarded stock options on February 10, 2012, to acquire 45,000 shares of common stock under our Amended and Restated 2002 Stock Option Incentive Plan at an exercise price of $1.20 (the closing price on the grant date). The options vest as follows: 15,000 vested immediately, 15,000 shares vest on the first anniversary of the date of grant and 15,000 shares vest on the second anniversary of the date of grant. On October 23, 2012, the Compensation Committee awarded a discretionary bonus to Mr. Sullivan in the form of an aggregate of 83,500 shares of common stock under the Company’s 2012 Equity Incentive Plan. The shares vested immediately. The closing price on October 23, 2012 was $2.10 per share. The discretionary bonus was awarded to Mr. Sullivan in consideration and recognition of his substantial efforts on behalf of the Company in connection with the significant events that occurred since he joined the Company. On December 14, 2012, the Compensation Committee of the Board of Directors approved a discretionary cash bonus of $5,000 for Mr. Sullivan. Pursuant to the terms of Mr. Sullivan’s employment agreement, the Board of Directors adopted a bonus plan for the achievement of certain financial and other performance objectives. See “Employment Agreements – Mr. Sullivan and Dr. Handfield” and “Bonus Plan 2013 – Mr. Sullivan and Dr. Handfield” for discussion of the bonus plan. Under the bonus plan Mr. Sullivan was awarded a bonus of $17,500 for 2013. On November 14, 2011, the Company adopted a long-term performance-based incentive program and broadened its applicability to other designated officers and employees (the “Executive LTPB Program”). See “Executive Long-Term Performance-Based Incentive Program” below for a summary of the Executive LTPB Program. In 2013, Mr. Sullivan received 54,304 shares of our common stock under the Executive LTPB Program for the Company’s achievement of the goal related to the broadening of the Intrexon relationship to include a new area outside of lantibiotics. Also in 2013, Mr. Sullivan received 76,795 shares of our common stock under the Executive LTPB Program for the Company’s achievement of the goal related to the Capital raise by the Company of $12,000,000 or more during 2013.
(3)	On November 14, 2011, the Company adopted a long-term performance-based incentive program and broadened its applicability to other designated officers and employees (the “Executive LTPB Program”). See “Executive Long-Term Performance-Based Incentive Program” below for a summary of the Executive LTPB Program. In 2013, Dr. Handfield received 51,287 shares of our common stock under the Executive LTPB Program for the Company’s achievement of the goal related to the broadening of the Intrexon relationship to include a new area outside of lantibiotics. Also in 2013, Dr. Handfield received 59,341 shares of our common stock under the Executive LTPB Program for the Company’s achievement of the goal related to the Capital raise by the Company of $12,000,000 or more during 2013. In 2012, Dr. Handfield received 61,929 shares of our common stock under the Executive LTPB Program for the Company’s achievement of the capital raise goal. Pursuant to the terms of Dr. Handfield’s employment agreement, the Board of Directors adopted a bonus plan for the achievement of certain financial and other performance objectives. See “Employment Agreements – Mr. Sullivan and Dr. Handfield” and “Bonus Plan 2013 – Mr. Sullivan and Dr. Handfield” for discussion of the bonus plan. Under the bonus plan Dr. Handfield was awarded a bonus of $4,500 for 2013.On December 14, 2012, the Compensation Committee of the Board of Directors approved a discretionary cash bonus of $5,000 for Dr. Handfield.
(4)	The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, Topic 718, Compensation—Stock Compensation (ASC 718). Under SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Fair values relating to share grants have been determined under ASC 718 and were calculated using the common stock closing price on the date of grant and multiplying that price by the number of shares subject to the share grant. The equity-based compensation expense relating to the stock grants is recognized over the requisite service period of the grant. For option awards, we utilize the Black-Scholes option pricing model to determine the fair value on the date of the grant multiplied by the number of options subject to the option grants in accordance with ASC 718. The stock-based compensation expense relating to the stock option grants is recognized over the requisite service period of the grant and the amounts included in the Option Awards column do not reflect compensation actually received by the named executive officers. For information on the assumptions used to calculate the fair value of stock option grants, refer to Footnote 10, “Stock Compensation Plan” in our financial statements for the year ended December 31, 2012.
(5)	Our Simple IRA retirement plan requires us to match employee contributions up to the first 3% of compensation earned and amounts presented also include our matching contribution and the amounts in this column represent such contributions.

Current Executive Officers and Key Employees

We are led by a team of executives that are chosen by the Board of Directors. Currently, we have three executive officers, set forth below is biographical information for executive officers and certain identified key employees.

Executive Officers

Dr. John N. Bonfiglio. The biography of Dr. Bonfiglio is included above under Proposal I “Information About Nominees.”

Michael Sullivan. Mr. Sullivan has served as our Chief Financial Officer, Secretary and Treasurer since February 6, 2012. Mr. Sullivan has held senior level financial positions for several publicly and privately held businesses including Utek Corporation, eANGLER, and HSN Direct International Limited. Most recently, he was the Group Financial Officer for the Investigative Services and Litigation Consulting Services segment of First Advantage Corporation a firm specializing in talent acquisition solutions where he streamlined the employee recruitment process. Mr. Sullivan is a Florida Certified Public Accountant. He graduated from the Florida State University with a Bachelor of Science in Accounting and a Master of Business Administration.

Key Employee

Dr. Martin Handfield. Dr. Handfield has served as our Director of Research and Development since January 2009. Prior to joining our Company, Dr. Handfield held a position as Tenured Associate Professor at the Center for Molecular Microbiology and the Department of Oral Biology at the University of Florida College of Dentistry, where he co-invented IVIAT and co-founded ivi Gene Corp. and Epicure Corp. to commercialize this and related technologies. Dr. Handfield holds a B.S. degree in Biochemistry, and a MS degree and PhD in Microbiology and Immunology from the Université Laval College of Medicine in Canada, and did postdoctoral training at the University of Florida.

Incentive Awards

The Compensation Committee believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. The Compensation Committee utilizes the 2012 Equity Incentive Plan to provide incentives to employees. We do not have any separate long-term incentive plans that provide compensation intended to serve as incentives for performance other than awards contemplated under, or pursuant to, our 2012 Equity Incentive Plan.

During the year ended December 31, 2013, we made stock awards to our named executive officers. A description of these awards is set forth in the footnotes to the Summary Compensation Table above. These awards were made pursuant to individual award agreements. In connection with the awards contemplated pursuant to the Executive LTPB Program, the performance awards criteria are set forth in separate award agreements with each designated participant, forms of which (including the amendments thereto) have been previously filed with the SEC for our executive officers and our non-employee directors for the comparable long term incentive program component for non-employee director compensation.

Outstanding Equity Awards

The following table provides information concerning unexercised options, stock that have not vested, and equity incentive plan awards outstanding as of December 31, 2013:

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive Plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(4)
Dr. John Bonfiglio Principal Executive Officer, (PEO)	110,075				4.76	5/24/2021
		15,725	(1)		4.76	5/24/2021
	26,133	13,067	(1)		1.50	9/27/2021

Michael O. Sullivan Chief Financial Officer	30,000				1.20	02/10/2022
		15,000	(3)		1.20	02/10/2022

Dr. Martin Handfield Vice President of Research And Development	15,000				10.40	9/18/2018
	12,500				5.40	12/01/2019
		4,275	(2)		5.40	12/01/2019
	2,500				5.40	12/01/2019
	11,200	5,600	(1)		1.50	9/27/2021

(1)	Represents awards that are time vested with each award vesting evenly on an annual basis over three years, subject to earlier vesting upon a change in control as defined in the award agreements.
(2)	Represents awards that vest upon the first calendar quarter in which we report a net profit in a Form 10-Q Report or a Form 10-K Report. This award expires on the earlier of (i) December 1, 2019 or (ii) such date we cease to be required to file quarterly or annual reports with the Securities and Exchange Commission.
(3)	Represents awards that are time vested with each award vesting evenly on an annual basis over two years, subject to earlier vesting upon a change in control as defined in the award agreements.
(4)	The Company is not able to determine whether or not the performance goals under the Executive LTPB Program will be achieved and if achieved the number of shares that would ultimately be issued and as such the share numbers and payout value for such potential shares are not included in the above table. To the extent the performance goals existing under the Executive LTPB Program at December 31, 2013 had all been achieved then 1,547,740, 658,689 and 518,313 shares would have been issued to Dr. Bonfiglio, Mr. Sullivan and Dr. Handfield, respectively and such shares would have had payout values of $4,349,149, $1,850,916 and $1,456,460, respectively based upon our last reported share price for the year of $2.81.

Employment Contracts and Change in Control Arrangements

Dr. John Bonfiglio, President and Chief Executive Officer— Executive Employment Agreement.

On May 23, 2011, we entered into an Executive Employment Agreement with Dr. Bonfiglio. Under the terms of Dr. Bonfiglio’s Executive Employment Agreement, Dr. Bonfiglio’s employment with us became effective May 25, 2011 and he receives an annual base salary of not less than $280,000 and is eligible for bonuses of up to 50% of his annual salary based on appropriate Company based, and individual based, targets determined in the discretion of the Compensation Committee as approved by the full Board of Directors.

Dr. Bonfiglio is eligible to participate in the medical insurance and other benefits available to all employees except his annual vacation will be set at four (4) weeks. In connection with Dr. Bonfiglio’s employment we agreed to pay for two weeks of hotel and rental car expenses for Dr. Bonfiglio’s initial two weeks of employment with us as well as reimburse Dr. Bonfiglio of up to $30,000 in expenses associated with his relocation and temporary living expenses.

In connection with Dr. Bonfiglio’s commencement of employment, he was awarded stock options to acquire 125,800 shares of common stock under our Equity Incentive Plan, at an exercise price of $4.76, which was the closing price on the grant date, May 25, 2011. Of the options granted 78,625 vest immediately and are exercisable over ten (10) years. The remaining 47,175 options vest at an even amount over the next three years on the anniversary date of grant. Dr. Bonfiglio is also eligible for additional equity awards based upon the Executive LTPB Program we developed, which contains awards that are tied to the achievement of Company performance objectives.

Dr. Bonfiglio’s Executive Employment Agreement is terminable at any time by either party and if Dr. Bonfiglio is involuntarily terminated by us he shall receive his base salary and vacation pay each accrued through the date of termination, and any nonforfeitable benefits earned and payable to him under the terms of the employee handbook (which applies to all employees) and benefits available under any applicable incentive plan in which he participates. In addition, if Dr. Bonfiglio’s separation from employment is not voluntary and without cause, we would be obligated to pay Dr. Bonfiglio six months of his annual base salary as severance plus any earned, accrued but unpaid bonus and Dr. Bonfiglio shall be entitled to out placement service benefits. If Dr. Bonfiglio is terminated for cause, he shall be entitled to receive his base salary and accrued vacation due through the date of termination and any nonforfeitable benefits already earned and payable to Dr. Bonfiglio under the terms of the employee handbook or other applicable incentive plans maintained by us. Cause is defined in the Executive Employment Agreement as any action that is illegal or immoral that reflects on us, the employee, or the ability of either to function optimally. If Dr. Bonfiglio voluntarily resigns, he shall be entitled to his base salary and accrued vacation due through the date of termination (including any mutually agreed upon notice period) and any nonforfeitable benefits already earned and payable to the executive officer or key employee under the terms of the employee handbook or other incentive plans maintained by us.

If Dr. Bonfiglio dies during the term of his employment, the estate of Dr. Bonfiglio shall be paid his salary as it would have accrued over a period of thirty days after Dr. Bonfiglio’s death. We shall also extend his right to exercise vested stock options for six months provided such extension is permitted under the Equity Incentive Plan. In the event Dr. Bonfiglio becomes disabled (as defined in the then applicable short and long-term disability insurance policies) we shall pay to Dr. Bonfiglio his salary as it would have accrued over a period of 30 days after he became so disabled and we shall extend his right to exercise vested stock options for six months provided such extension is permitted under the Stock Incentive Plan.

The Executive Employment Agreement also includes non-disclosure and Company ownership of development provisions, as well as a provision providing for us to defend and indemnify Dr. Bonfiglio if he is named as a defendant in any lawsuit regarding any action taken within the scope of employment. In the event of a change in control, any stock options or other awards granted (other than performance awards) under our Equity Incentive Plan shall become immediately vested in full and in the case of stock options exercisable in full. If the change in control results in an involuntary separation from employment within 180 days following a change in control, Dr. Bonfiglio would be entitled to (i) receive six months of salary and the extension of his benefits (excluding vacation time and paid time off) for two months and (ii) exercise vested options for two months from the date of separation, provided said extension period is allowed under the Equity Incentive Plan. Under the Executive Employment

Agreement, “involuntary separation of employment” means (i) termination without cause, (ii) any reduction in responsibilities of office altering the status of Dr. Bonfiglio as an employee, or (iii) the duplication of Dr. Bonfiglio’s position by an equivalent executive in an acquiring entity. “Change in control” means the sale of the entire company, or substantially all of its assets, or the sale of the business unit employing an individual which results in the termination of employment or subsequent transfer of the employment relationship to another legal entity, or entity, or single party acquiring more shares than are owned by the Koski Family Limited Partnership, including its members and their immediate families, including spouses and their children; provided, such sale would qualify as a “change in ownership” “change in effective control” or “change in the ownership of substantially all of the assets” of the Company as these terms are defined in Treasury Regulation Section 1.409A-3(i)(5).

Chief Executive Bonus Plan-2013

On February 11, 2013, the Compensation Committee (the “Committee”) approved the 2013 performance objectives for the Company’s President and Chief Executive Officer, Dr. John Bonfiglio under his cash bonus plan. Dr. Bonfiglio’s employment agreement with the Company required the adoption of a bonus plan to provide for a bonus target of up to 50% of his annual base salary which equates to $140,000 (the “Bonus Target”). The Company originally put the bonus plan in place when Dr. Bonfiglio joined the Company. The bonus payable to Dr. Bonfiglio for 2013 was based on the achievement of the following objectives, which were similar to those adopted by the Committee in the prior year:

(i) up to 60% of the Bonus Target for achievement of revenue thresholds;

(ii) up to 30% of the Bonus Target for meeting operational objectives tied to licensing initiatives, the Intrexon relationship, ProBiora milestones and other short term specified operational objectives.

(iii) up to 30% of the Bonus Target for financial performance objectives related to the Company’s bottom line; and

(iv) up to 15% of the Bonus Target for Company performance objectives related to the Company’s raising capital.

Achievement of each objective was measured independently, and a minimum threshold for each objective must be met for any credit to be given to that factor. The Committee established ranges for the revenue, bottom line performance and capital raise objectives. The bonus earned with respect to these objectives for 2013 by Dr. Bonfiglio was $28,025

Chief Executive Bonus Plan-2014

The Compensation Committee expects to adopt and approve 2014 bonus objectives for our Chief Executive Officer, Dr. John Bonfiglio under his cash bonus plan.

Employment Agreements—Mr. Sullivan and Dr. Handfield

We entered into employment agreements with our Chief Financial Officer, Mr. Michael Sullivan and a key employee, Dr. Martin Handfield, our Vice-President of Research and Development (the “Employment Agreements”). The annual base salaries provided in the Employment Agreements are $180,000 and $171,000 for Mr. Sullivan and Dr. Handfield, respectively, and are payable in installments consistent with our normal payroll practices. Mr. Sullivan and Dr. Handfield are also eligible under the Employment Agreements to receive annual bonuses during the term at the discretion of the Compensation Committee and the Board of Directors with Mr. Sullivan’s employment agreement providing for such a discretionary bonus of up to 25% of his base salary.

The Employment Agreements are terminable at any time by either party and if the executive officer or key employee is involuntarily terminated by us he shall receive his base salary and vacation pay each accrued through the date of termination, and any nonforfeitable benefits earned and payable to him under the terms of the employee handbook (which applies to all employees) and benefits available under any applicable incentive plan in which employee participates. In addition, if the executive officer or key employee’s separation from employment is not voluntary and without cause, we would be obligated to pay the executive officer or key employee six months of his annual base salary as severance and the executive shall be entitled to out placement service benefits. If the executive officer or key employee is terminated for cause, he shall be entitled to receive his base salary and accrued vacation due through the date of termination and any nonforfeitable benefits already earned and payable to the executive or key employee under the terms of the employee handbook or other applicable incentive plans maintained by us. Cause is defined in the Employment Agreements as any action that is illegal, immoral, or improper that reflects on the Company, the employee, or the ability of either to function optimally. If the executive officer or key employee voluntarily resigns, he shall be entitled to this base salary and accrued vacation due through the date of termination (including any mutually agreed upon notice period) and any nonforfeitable benefits already earned and payable to the executive officer or key employee under the terms of the employee handbook or other incentive plans maintained by us.

If the executive officer or key employee dies during the term of employment with us, the estate of the employee shall be paid the salary of the employee as it would have accrued over a period of thirty days after the executive officer’s death. We shall also extend the executive officer or key employee’s right to exercise vested stock options for six months provided such extension is permitted under the Stock Incentive Plan. In the event the executive officer or key employee becomes disabled (as defined in the then applicable short and long-term disability insurance policies) we shall pay to the executive officer or key employee his salary as it would have accrued over a period of 30 days after the executive or key employee became so disabled and we shall extend the executive officer or key employee’s right to exercise vested stock options for six months provided such extension is permitted under the Stock Incentive Plan.

The Employment Agreements also each include non-disclosure and Company ownership of development provisions, as well as a provision providing for the Company to defend and indemnify the executive or key employee if the executive or key employee is named as a defendant in any lawsuit regarding any action taken within the scope of employment.

In the event of a change in control, any stock options or other awards granted (other than performance awards) under our Stock Incentive Plan shall become immediately vested in full and in the case of stock options exercisable in full. If the change in control results in an involuntary separation from employment of the executive officer or key employee within 180 days following a change in control, the executive officer or key employee would be entitled to (i) receive six months of salary and the extension of his benefits (excluding vacation time and paid time off) and (ii) exercise vested options for six months from the date of separation, provided said extension period is allowed under the Stock Incentive Plan. Under the Employment Agreements, “involuntary separation of employment” means (i) termination without cause, (ii) any reduction in responsibilities of office altering the status of the executive officer or key employee as an employee, or (iii) the duplication of the executive officer or key employees position by an equivalent executive in an acquiring entity and “change in control” means the sale of the entire company, or substantially all of its assets, or the sale of the business unit employing an individual which results in the termination of employment or subsequent transfer of the employment relationship to another legal entity, or entity, or single party acquiring more shares than are owned by the Koski Family Limited Partnership, including its members and their immediate families, including spouses and their children.

Bonus Plan 2013—Mr. Sullivan and Dr. Handfield

On February 11, 2013, the Committee approved the 2013 performance objectives for Mr. Sullivan and Dr. Handfield. Under such cash bonus program Mr. Sullivan and Dr. Handfield are eligible for cash bonuses of up to $45,000 and $42,750, respectively, equaling to 25% of their base salaries.

The aggregate amount of bonuses payable under the above bonus plans to Mr. Sullivan and Dr. Handfield for 2013 would be approximately $60,750 and $55,575 respectively, if all of the objectives are determined to be achieved by the Committee at the high end of the ranges by the end of 2013.

The bonuses payable to Mr. Sullivan will be based upon the achievement of the following objectives:

(i) Up to 60% of the Bonus Target for achievement of revenue thresholds;

(ii) Up to 30% of the Bonus Target for meeting operational objectives tied to public filing requirements and other short term specified operational objectives.

(iii) Up to 30% of the Bonus Target for financial performance objectives related to the Company’s bottom line; and

(iv) Up to 15% of the Bonus Target for Company performance objectives related to the Company’s raising capital.

The bonuses payable to Dr. Handfield will be based upon the achievement of the following objectives:

(i) Up to 60% of the Bonus Target for achievement of revenue thresholds;

(ii) Up to 40% of the Bonus Target for meeting operational objectives tied to pre-clinical plans and activities leading to first lantibiotic, publications on Probiora 3and other short term operational objectives; and

(iii) Up to 30% of the Bonus Target for financial performance objectives related to the Company’s bottom line.

Achievement of each objective was measured independently, and a minimum threshold for each objective must be met for any credit to be given to that factor. The Committee established ranges for the revenue, bottom line performance and capital raise objectives. The bonus earned for 2013 with respect to these objectives, by Mr. Sullivan was $17,500 and the bonus earned by Dr. Handfield was $4,500.

Bonus Plan 2014—Mr. Sullivan and Dr. Handfield

The Compensation Committee expects to adopt and approve 2014 bonus objectives for our Chief Financial Officer, Mr. Sullivan and our Vice President, Research and Development, Dr. Handfield.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 31, 2014, certain information concerning the beneficial ownership of each class of our voting securities by: (i) each person known by us to own beneficially 5% or more of the outstanding shares of our common stock, (ii) each of our Directors and named executive officers, and (iii) all executive officers and Directors as a group.

The number of shares beneficially owned by each 5% shareholder, Director or named executive officer is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after March 31, 2014 through the exercise of any stock option, warrant or other right, or conversion of any security. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name and address(1)	Number of shares beneficially owned	Percentage of ownership(2)
5% shareholders
Koski Family Limited Partnership(3)	13,133,775	34.3%
Randall J. Kirk (4)	9,839,221	27.2%
Fidelity(5)	2,866,666	7.9%

Directors and officers
Dr. John Bonfiglio (6)	536,188	1.5%
Christine L. Koski(3)(7)	10,460,390	28.0%
Robert C. Koski(3)(8)	10,542,396	28.2%
Charles L. Pope(9)	166,063	*
Dr. Alan Dunton(9)	112,688	*
Dr. Frederick W. Telling(9)	284,174	*
Michael Sullivan(10)	187,543	*
(All Directors and officers as a group 7 persons) (11)	13,214,232	34.6%

*	Beneficial ownership percentage is less than 1%.
(1)	Except as indicated, the address of the person named in the table is c/o Oragenics, Inc., 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of the Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2014, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Common Stock held by them. Applicable percentage ownership is based on 36,128,944 shares of the Common Stock outstanding as of March 31, 2014.
(3)

Based upon information provided by the Koski Family Limited Partnership, or KFLP, in the amendment to its Schedule 13D filing with the SEC on February 6, 2013 and Form 4 filings of October 11, 2013, October 22, 2013, January 21, 2014, February 11, 2014, March 11, 2014 and March 13, 2014 includes (i) 8,257,742 shares held directly by the KFLP and 660,925 shares able to be acquired based upon outstanding warrants, and (ii) 1,041,723 shares and a warrant to acquire 500,000 shares held by KFLP partner Christine Koski, 592,878 shares held by KFLP partner Robert Koski, 20,000 shares and a warrant to acquire 10,000 shares held by KFLP partner Koski Management, Inc. (solely owned by Beverly Koski), 519,666 shares and a warrant to acquire 500,000 shares held by KFLP partner, Thomas Koski, and 530,851 shares and warrants to acquire 500,000 shares held in trusts which Robert Koski serves as sole trustee (See Note 7 below). Christine L. Koski, Robert C. Koski, Thomas L. Koski and Beverly Koski (as sole owner of Koski Management, Inc.) share voting and investment powers as general partners of the KFLP. The address for the KFLP is 3525 Turtle Creek Boulevard, Unit 19-B, Dallas, Texas 75219.
(4)	Based upon information provided by Schedule 13D filings with the SEC, dated June 12, 2012, August 3, 2012, October 2, 2013, November 2, 2013 and December 26, 2013 the number of shares includes (i) 8,838,661 shares owned directly by Intrexon Corporation (“Intrexon”) that is controlled by Mr. Randal J. Kirk, and (ii) 1,000,555 shares owned directly by NRM VII Holdings, I, LLC, a Virginia Limited Liability Company that is also controlled by Mr. Kirk. Mr. Kirk is the Chairman and Chief Executive Officer of Intrexon and over which Mr. Kirk, directly and through certain affiliates, has voting and dispositive power of a majority of the outstanding capital stock. Mr. Kirk may therefore be deemed to have voting and dispositive power over the 1,000,555 shares of common stock owned by NRM Holdings and the 8,838,661 shares of common stock owned by Intrexon. Mr. Kirk disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Mr. Kirk’s principal business office is The Governor Tyler, 1881 Grove Avenue, Radford, Virginia 24141. Intrexon’s address as reflected in Schedule 13D is 20358 Seneca Meadows Parkway, Germantown, Maryland 20876.
(5)	Based upon information contained in Schedule 13G/A filed with the SEC on February 14, 2014, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,866,666 shares of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,866,666 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
(6)	Includes 151,933 shares able to be acquired pursuant to outstanding stock option awards.
(7)	In addition to the 8,257,742 shares reflected as being directly owned by the KFLP and the 660,925 shares able to be acquired by the KFLP pursuant to warrants, described in Note 3, the share amounts also include: (i) 1,041,723 shares owned directly by Ms. Koski, and (ii) 500,000 shares able to be acquired by Ms. Koski from a currently exerciseable warrant that was acquired by Ms. Koski through a pro rata distribution of warrants held by the KFLP.
(8)

In addition to the 9,163,742 shares reflected as directly owned by the KFLP and the 660,925 shares able to be acquired by the KFLP pursuant to warrants, described in Note 3, the share amounts also includes: (i) 592,878 shares owned directly by Mr. Koski and (ii) 530,851 shares and warrants to acquire 500,000 shares owned directly by trusts for which Mr. Koski serves as sole trustee as follows: the Robert Clayton Koski Trust for the benefit of Anthony James Hunter (107,600 shares and 100,000 warrant shares); The Robert Clayton Koski Trust for the benefit of Hunter Buchanan Koski (107,600 shares and 100,000 warrant shares); The Robert Clayton Koski Trust for the benefit of Clayton Ward Bennett (100,000 shares and 100,000 warrant shares); and The

Robert Clayton Koski Trust for the benefit of Robert Edward Koski (107,600 shares and 100,000 warrant shares) and the Robert Clayton Koski Trust for the benefit of Elyse Margaux Koski (108,051 shares and 100,000 warrant shares).
(9)	Includes 55,000 option shares able to be acquired upon the exercise of currently exercisable stock options granted pursuant to our Director compensation program.
(10)	Includes 45,000 shares able to be acquired pursuant to currently exercisable stock options.
(11)	Excludes 20,000 shares owned directly by Koski Management, Inc. (solely owned by Beverly Koski) 10,000 shares able to be acquired from a currently exercisable warrant, and 519,666 shares owned directly by Thomas Koski and 500,000 shares able to be acquired from a currently exercisable warrant, neither of which are directors or employees of the Company, but both of which are general partners of the KFLP. If such shares were included the beneficial ownership percentage of the group would be 36.9%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors (or, to the extent applicable, our disinterested directors) is responsible for reviewing all transactions between the Company and any officer or Director of the Company or any entity in which an officer of Director has a material interest. Any such transactions must be on terms no less favorable than those that could be obtained on an arms-length basis from independent third parties.

Financing Transactions

May 2010 Note Financing

On May 28, 2010, we entered into an unsecured promissory note with a conversion provision (the “May 2010 Note”) to the KFLP pursuant to which we borrowed $1,000,000 from the Koski Family Limited Partnership, or KFLP. Our directors Christine Koski and Robert Koski are general partners of the KFLP and the KFLP is our largest shareholder. Interest on the May 2010 Note accrued at the rate of LIBOR plus 6.0% and the principal of the May 2010 Note, together with all accrued interest thereon, was due and payable the earlier of: (i) the closing date of a registered public offering of newly issued equity securities by us resulting in cash proceeds to us, other than in connection with employee option plans, or (ii) the May 24, 2011 maturity date; provided, however, that in the event we completed a subsequent private offering of equity securities prior to the May 24, 2011 maturity date, we could elect to convert the principal of the May 2010 Note into the same equity securities being sold in the private offering at the same price and terms to the KFLP.

July 2010 Financing Transaction and Credit Facility

On July 5, 2010, we entered into a common stock purchase agreement (the “July 2010 Financing Transaction”) with the KFLP. At the closing of this financing transaction on July 30, 2010 we issued 250,000 shares of our common stock to the KFLP at a price of $8.00 per share. The $2,000,000 aggregate consideration paid by the KFLP consisted of (i) $1,000,000 cash and (ii) the exchange and cancellation of the outstanding May 2010 Note issued to the KFLP on May 28, 2010. Accrued interest on the May 2010 Note through closing was waived by the KFLP. Concurrent with the July 2010 Financing Transaction and as part thereof, we entered into an unsecured revolving credit agreement (the “Credit Facility”) with the KFLP. Pursuant to the Credit Facility, we are able to borrow up to $2,000,000 from the KFLP at LIBOR plus 6.0%. The term of the Credit Facility was initially for 12 months commencing August 1, 2010.

On each of September 13, 2010 and November 8, 2010, we borrowed $1,000,000 under the Credit Facility and executed a revolving unsecured promissory note for such amounts initially to mature on July 30, 2011.

On January 24, 2011, we entered into a First Amendment to the Credit Facility (the “First Amendment”) to increase the available borrowing from $2,000,000 to $2,500,000 and simultaneously therewith we drew on the Credit Facility as amended by the First Amendment to borrow the additional $500,000 in available funds and executed another revolving unsecured promissory note initially due on July 30, 2011.

On February 4, 2011, we entered into a Second Amendment (the “Second Amendment”) to the Credit Facility. As a result of the Second Amendment, we are able to borrow up to an additional $2,500,000 from the KFLP. Future draws under the Credit Facility, as amended, are limited to $500,000 per month commencing no earlier than March 2011. Under the Second Amendment, the due date of the amounts then outstanding under the Credit Facility, (the September 2010 Promissory Note, November 2010 Promissory Note and January 2011 Promissory Note) were extended by one year from July 30, 2011 to July 30, 2012. The interest rate remained at LIBOR plus 6.0%. The Second Amendment further provided for the automatic conversion of any amounts borrowed and outstanding under the Credit Facility into securities that we may issue in subsequent securities offerings. Any automatic conversion of amounts outstanding under the Credit Facility would be on the same terms of any such offering. In addition, the Second Amendment provides the KFLP with the right to put any undrawn available amounts under the Credit Facility, as amended, to us and thereby have a note issued to the KFLP.

On each of March 15, 2011, April 5, 2011, May 5, 2011, June 3, 2011, and July 8, 2011 we borrowed an additional $500,000 under the Credit Facility, as amended, and executed a revolving unsecured promissory note in such amounts that matures on July 30, 2012.

On June 29, 2011, we entered into a Third Amendment (the “Third Amendment”) to the Credit Facility. As a result of the Third Amendment, we increased our availability under the Credit Facility by $2,000,000 from $5,000,000 to $7,000,000. Future draws of the $2,000,000 in increased availability provided by the Third Amendment to the Credit Facility are limited to $1,000,000 increments beginning no earlier than August 2011 and October 2011, respectively. All other terms of the Credit Facility remained the same.

On each of August 1, 2011 and October 5, 2011, the Company borrowed an additional $1,000,000 under the Credit Facility, as amended, and executed a revolving unsecured promissory note in such amounts that matures on July 30, 2012.

On December 9, 2011, we entered into a Fourth Amendment (the “Fourth Amendment”) to the Credit Facility. The Fourth Amendment increased the available borrowing under the Credit Facility by $500,000 from $7,000,000 to $7,500,000. On December 9, 2011, the Company drew down on the Credit Facility as amended to borrow $500,000 in the newly available funds. All other terms of the Credit Facility remained the same.

On January 23, 2012, we entered into a Fifth Amendment (the “Fifth Amendment”) to the Credit Facility. The Fifth Amendment increased the available borrowing under the Credit Facility by $750,000 from $7,500,000 to $8,250,000. On January 23, 2012, we drew down on the Credit Facility, as amended, to borrow $750,000. All other terms of the Credit Facility remained the same.

March 2012 Conversion of Credit Facility Indebtedness and Entering Into New Secured Loan Agreement

On March 23, 2012, we entered into an Exchange of Notes for Equity Agreement (the “Debt Exchange Agreement”) with the KFLP. Pursuant to the terms of the Debt Exchange Agreement, we issued 6,285,619 shares of common stock and warrants to acquire 1,571,405 shares of common stock to the KFLP in exchange for the cancellation of an aggregate of $8,737,011 of indebtedness owed to the KFLP under our existing unsecured revolving Credit Facility with the KFLP. The outstanding indebtedness, consisted of $8,250,000 in principal owed on twelve separate promissory notes previously issued by us to the KFLP under the Credit Facility and accrued interest through March 23, 2012 (the closing date) of $487,011. The Credit Facility was terminated and the previously issued promissory notes thereunder were cancelled. The warrants are exercisable immediately at a price per share of $2.00 and expire three (3) years from the date of issuance.

On March 23, 2012, we also entered into a new secured loan agreement (the “Loan Agreement”) with the KFLP. It provided us with $2.5 million in secured funding in two advances of $1,250,000 each with the first advance occurring on March 23, 2012 and the second advance occurring 30 days thereafter. Borrowings under the Loan Agreement matured in three years and accrued interest at the rate of 5.0% and were secured by select assets relating to or connected with the ProBiora3, SMaRT Replacement Therapy, MU1140 and LPT3-04 technologies. The loan amount was subject to automatic conversion upon a subsequent qualified equity financing by us of $5,000,000 (excluding any converted debt amount). Pursuant to the Loan Agreement we also issued a warrant to the KFLP to acquire 599,520 shares of our common stock. The warrants are exercisable immediately at a price per share of $2.00 and expire three (3) years from the date of issuance.

The Lantibiotic Exclusive Channel Collaboration Agreement with Intrexon Corporation (“Intrexon”)

On June 5, 2012, the Company entered into an ECC with Intrexon that governs a “channel partnering” arrangement in which the Company will use Intrexon’s advanced transgene and cell engineering platforms for the development and production of lantibiotics, a class of peptide antibiotics that are naturally produced in Gram-positive bacteria and contain the characteristic polycyclic thioether amino acids lanthionine and methyllanthonine (collectively, the “Lantibiotics Program”). The ECC establishes committees comprised of Company and Intrexon representatives that will govern activities related to the Lantibiotics Program in the areas of project establishment, chemistry, manufacturing and controls matters, clinical and regulatory matters, commercialization efforts and intellectual property matters.

The ECC grants the Company an exclusive worldwide license to use patents and other intellectual property of Intrexon in connection with the research, development, use, importing, exporting, manufacture, sale, and offer for sale of drug products involving the direct administration to humans or companion animals of a lantibiotic for the prevention or treatment of infectious disease (“Oragenics Products”). Such license is exclusive with respect to any clinical development, selling, offering for sale or other commercialization of Oragenics Products, and otherwise is non-exclusive. Subject to limited exceptions, the Company may not sublicense the rights described without Intrexon’s written consent.

Under the ECC, and subject to certain exceptions, the Company is responsible for, among other things, funding the further anticipated development of lantibiotics toward the goal of commercialization, conducting preclinical and clinical development of candidate lantibiotics, as well as for other aspects of manufacturing and the commercialization of the product(s). Among other things, Intrexon is responsible for technology discovery efforts, cell-engineering development, certain aspects of the manufacturing process, and costs of filing, prosecution and maintenance of Intrexon’s patents.

Subject to certain expense allocations and other offsets provided in the ECC, the Company will pay Intrexon on a quarterly basis 25% of gross quarterly profits derived in that quarter from the sale of products developed from the ECC, calculated on an Oragenics Product-by-Oragenics Product basis. The Company has likewise agreed to pay Intrexon on a quarterly basis 50% of revenue obtained in that quarter from a sublicensor in the event of a sublicensing arrangement.

During the first 18 months of the agreement, neither the Company nor Intrexon may terminate the ECC, except under limited circumstances, including in the event of a material breach by the other party and Intrexon may terminate the ECC under certain circumstances if the Company assigns its rights under the ECC without Intrexon’s consent. Following the first 12 months of the agreement, Intrexon may also terminate the ECC if the Company fails to use diligent efforts to develop and commercialize Oragenics Products or if the Company elects not to pursue the development of a Lantibiotics Program identified by Intrexon that is a “Superior Therapy” as defined in the ECC. Following the first 18 months of the agreement, the Company may voluntarily terminate the ECC at any time upon 90 days written notice to Intrexon.

Upon termination of the ECC, the Company may continue to develop and commercialize any Oragenics Product that has been, at the time of termination:

•	commercialized by the Company;

•	approved by regulatory authorities;

•	a subject of an application for regulatory approval that is pending before the applicable regulatory authority; or

•	the subject of at least an ongoing Phase 1, Phase 2 or Phase 3 clinical trial in the Field (in the case of a termination by Intrexon due to an uncured material breach by the Company or a voluntary termination by the Company).

The Company’s obligation to pay 25% of gross profits or revenue described above with respect to these “retained” products as well as to use diligent efforts to develop and commercialize these “retained” Oragenics Products will survive termination of the ECC.

In addition, in partial consideration for each party’s execution and delivery of the ECC, the Company entered into a Stock Issuance Agreement with Intrexon. Pursuant to the Stock Issuance Agreement the Company issued to Intrexon 4,392,425 shares of the Company common stock as an initial technology access fee, in consideration for the execution and delivery of the ECC and granted Intrexon certain equity participation rights and registration rights.

Under the Stock Issuance Agreement and as part of the ECC, the Company has also agreed to make certain payments to Intrexon upon the Company’s achievement of designated milestones in the form of shares of Company Common Stock or at the Company’s option make a cash payment to Intrexon (based upon the fair market value of the shares otherwise required to be issued). The milestone events and amounts payable are as follows:

(i) upon filing of the first Investigational New Drug application with the U.S. Food and Drug Administration for an Oragenics Product, that number of shares equal to the number of shares of Common Stock comprising 1.0% of the Base Shares;

(ii) upon the dosing of the first patient in the first Phase 2 clinical study with an Oragenics Product, that number of shares equal to the number of shares of Common Stock comprising 1.5% of the Base Shares;

(iii) upon the dosing of the first patient in the first Phase 3 clinical study with an Oragenics Product, that number of shares equal to the number of shares of Common Stock comprising 2% of the Base Shares;

(iv) upon the filing of the first New Drug Application (“NDA”) or Biologics License Application (“BLA”) with the U.S. Food and Drug Administration for an Oragenics Product, or alternatively the filing of the first equivalent regulatory filing with a foreign regulatory agency, that number of shares equal to the number of shares of Common Stock comprising 2.5% of the Base Shares; and

(v) upon the granting of the first regulatory approval of an Oragenics Product, that number of shares equal to the number of shares of Common Stock comprising 3% of the Base Shares.

Base Shares is defined in the Stock Issuance Agreement to mean (i) the number of shares of Company common stock together with any securities or instruments convertible or exercisable for shares of common stock issued and outstanding at the time of the applicable milestone event, (ii) minus any shares issuable upon conversion of Capital Inducement Securities. Capital Inducement Securities is defined in the Stock Issuance Agreement to mean warrants or other convertible securities of the Company issued to investors in connection with a debt or equity investment in the Company that are issued in addition to the primary investment securities and in an amount not to exceed 10% of the overall number of shares issued in the investment (on an as-converted to common stock basis).

July 2012 Private Placement Financing and Conversion of Secured Loan Agreement

On July 31, 2012, the Company closed on a private placement of its common stock (the “July 2012 Private Placement”) pursuant to which it issued an aggregate of 8,666,665 shares of common stock at a $1.50 per share and received gross proceeds of $13.0 million. The terms of Loan Agreement between the Company and KFLP, which was entered into on March 23, 2012, provided for the automatic conversion of the secured debt represented by the Loan Agreement at the time of a “qualified financing” defined as a financing by the Company raising an amount of no less than $5.0 million on the same terms as such financing. Because the July 2012 Private Placement constituted a “qualified financing” under the terms of the Company’s Loan Agreement with the KFLP, the Company’s secured debt in the principal amount of $2.5 million, together, with accrued but unpaid interest thereon, due to the KFLP pursuant to the Loan Agreement was automatically converted contemporaneously with the closing of the July 2012 Private Placement into 1,692,123 shares of common stock. The shares of common stock were issued to the KFLP based upon the same price of $1.50 per share paid by the purchasers in the July 2012 Private Placement. The KFLP waived receiving comparable registration rights as the purchasers in the July 2012 Private Placement as well as its piggyback registration rights. Intrexon also waived its piggyback registration rights and waived its participation rights. As a result of the conversion of the secured indebtedness, the Loan Agreement together with the related Security Agreement and related loan agreements were terminated and are of no further force or effect.

Our Chairman, Dr. Frederick Telling participated in the July 2012 Private Placement and acquired 98,111 shares at $1.50 per share. Our disinterested directors approved the participation of Dr. Telling in the July 2012 Private Placement.

NRM VII Holdings I, LLC (“NRM Holdings”), a Delaware limited liability company acquired 857,555 shares of common stock in the July 2012 Private Placement and is the record and direct beneficial owner of the shares. NRM Holdings is controlled by Randal J. Kirk. An additional 4,392,425 shares of our common stock are owned by Intrexon Corporation, a Virginia corporation of which Mr. Kirk is the Chairman and Chief Executive Officer and over which Mr. Kirk, directly and through certain affiliates, has voting and dispositive power of a majority of the outstanding capital stock. Mr. Kirk may therefore be deemed to have voting and dispositive power over the 857,555 shares of common stock and the 4,392,425 shares of common stock owned by Intrexon Corporation. Mr. Kirk disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

The Probiotics Exclusive Channel Collaboration Agreement with Intrexon

On September 30, 2013, the Company entered into the Probiotics ECC with Intrexon that governs a “channel collaboration” arrangement in which the Company will use Intrexon’s proprietary technology relating to the identification, design and production of genetically modified cells, DNA vectors and in vivo control of expression (the “Technology”) for the development and commercialization of probiotics, specifically the direct administration to humans of genetically modified probiotics for the treatment of diseases of the oral cavity, throat, sinus and esophagus, including, but not limited to, aphthous stomatitis and Behcet’s disease (collectively, the “Probiotics Program”). The Probiotics ECC establishes committees comprised of Company and Intrexon representatives that will govern activities related to the Probiotics Program in the areas of project establishment, chemistry, manufacturing and controls matters, clinical and regulatory matters, commercialization efforts and intellectual property matters.

The Probiotics ECC grants the Company an exclusive worldwide license to utilize Intrexon’s Technology to develop and commercialize probiotics, specifically the direct administration to humans of genetically modified probiotics for the treatment of diseases of the oral cavity, throat, sinus and esophagus (“Company Products”). Such license is exclusive with respect to any clinical development, selling, offering for sale or other commercialization of Company Products, and otherwise is non-exclusive. Subject to limited exceptions, the Company may not sublicense the rights described without Intrexon’s written consent.

Under the Probiotics ECC, and subject to certain exceptions, the Company is responsible for, among other things, funding the further anticipated development of probiotics toward the goal of commercialization, conducting preclinical and clinical development of candidate probiotics, as well as for other aspects of manufacturing and the commercialization of the product(s). Among other things, Intrexon is responsible for technology discovery efforts, cell-engineering development, and certain aspects of the manufacturing process.

The Company will pay Intrexon 10% of the net sales derived from the sale of products developed from the exclusive channel collaboration relating to the Probiotics Program. The Company has likewise agreed to pay Intrexon a percentage of revenue obtained from a sublicensee in the event of a sublicensing arrangement. The percentage of the revenue to be paid will be determined at the time that a sublicense agreement is negotiated.

The Company may voluntarily terminate the Probiotics ECC upon 90 days written notice to Intrexon. Intrexon may also terminate the Probiotics ECC if the Company breaches the Probiotics ECC and fails to cure the breach within 60 days or the Company does not pursue development of the Superior Therapy under the probiotics identified by Intrexon that is a “Superior Therapy” as defined in the Probiotics ECC.

Upon termination of the Probiotics ECC, the Company may continue to develop and commercialize any Company Product that, at the time of termination, satisfies at least one of the following criteria:

•	commercialized by the Company;

•	approved by regulatory authorities;

•	a subject of an application for regulatory approval that is pending before the applicable regulatory authority; or

•	the subject of at least an ongoing Phase 1, Phase 2 or Phase 3 clinical trial in the field of the Probiotics Program.

In addition, in partial consideration for each party’s execution and delivery of the Probiotics ECC, on September 30, 2013 the Company entered into a Stock Purchase and Issuance Agreement and a First Amendment to the Stock Purchase and Issuance Agreement (collectively the “SPIA”) with Intrexon. Pursuant to the SPIA, the Company paid Intrexon an up-front technology access fee of $6,000,000 (the “Technology Access Fee”) in consideration for the execution of the Probiotics ECC. The Technology Access Fee was paid to Intrexon by the Company through the (i) issuance of 1,348,000 (at $3.00 per share) shares of the Company’s common stock (the “Technology Access Shares”), and (ii) a convertible promissory note in the amount of $1,956,000 which is payable, at the Company’s option, in cash or shares of Company common stock (the “Convertible Note”). The Convertible Note matured on December 31, 2013 and required the Company to obtain shareholder approval prior to conversion of the Convertible Note. The conversion price is equal to the closing price per share of the Company’s common stock on the last trading day immediately prior to the date of conversion.

On September 30, 2013 the Company also sold to Intrexon 1,300,000 shares of the Company’s common stock at a price per share of $3.00 for gross proceeds of $3,900,000. The Company intends to use the proceeds from this sale of common stock towards development of the Company’s key initiatives relating to the Probiotics Program, and general corporate purposes.

Under the SPIA and as part of the Probiotics ECC, the Company has also agreed to make certain payments to Intrexon upon the Company’s achievement of designated milestones. The milestone payments are each payable to Intrexon, at the Company’s election (subject to an election right of Intrexon if the milestone is achieved by a sublicensee), either in cash or in shares of Company common stock (using the fair market value of the shares to calculate the number of shares to be issued to Intrexon in lieu of cash). The Commercialization Milestone Events and amounts payable are as follows:

•	$2,000,000 within thirty (30) days of the dosing of a patient by or on behalf of the Company, or an Affiliate (as that term is defined in the Probiotics ECC) or permitted sublicensee of the Company, in a phase II clinical trial, whether such occurs in the United States of America under the jurisdiction of the United States Food and Drug Administration (“FDA”) or elsewhere under the jurisdiction of a foreign regulatory agency, for a Company Product;

•	$5,000,000 within thirty (30) days of the first meeting of the primary endpoint by or on behalf of the Company, or an Affiliate or permitted sublicensee of the Company, in a phase III clinical trial, whether such occurs in the United States of America under the jurisdiction of the FDA or elsewhere under the jurisdiction of a foreign regulatory agency, for a Company Product;

•	$10,000,000 within thirty (30) days of the first to occur of (a) the First Commercial Sale (as that term is defined in the Probiotics ECC) of a Company Product, or (b) the approval of a New Drug Application (as that term is defined in the Probiotics ECC) for a Company Product by the FDA or equivalent regulatory action in a foreign jurisdiction.

Repayment of Intrexon Convertible Note

On December 18, 2013, the Company issued to Intrexon 698,241 shares of Company common stock in connection with the conversion of the Convertible Note and accrued interest previously issued by the Company to Intrexon on September 30, 2013 as partial consideration for the Technology Access Fee required by the Exclusive Channel Collaboration Agreement entered into with respect to the Company’s probiotics research and development. The Note was payable to Intrexon, at the Company’s option, in cash or shares of Company common stock prior to the maturity date of December 31, 2013 and the conversion price was equal to the closing price on the NYSE MKT of the Company’s common stock on the last trading day immediately prior to the date of conversion which was $2.82 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and Directors and any persons who beneficially own more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission Officers, Directors and beneficial owners of more than ten percent of the Common Stock are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on its review of copies of forms furnished to the Company and written representations from the executive officers, directors and holders of ten percent or more of the Company’s Common Stock, the Company believes, all persons subject to the reporting requirements with regard to the Common Stock complied with the applicable filing requirements during 2013.

OTHER MATTERS

Interim Corporate Mailings

In accordance with National Instrument 54-102 of the Canadian Securities Administrators, registered and beneficial shareholders of the Company may elect annually to receive interim corporate mailings, including interim financial statements of the Company, if they so request. If you wish to receive such mailings, please complete the form in Appendix B and mail as instructed on the form.

Availability of Annual Report on Form 10-K

Accompanying this Proxy Statement is a copy of the Company’s Annual Report on Form 10-K for 2013. Shareholders who would like additional copies of the Annual Report on Form 10-K should direct their requests in writing to:

Oragenics, Inc.

4902 Eisenhower Blvd., Suite 125

Tampa, Florida 33634

Attention: Michael Sullivan, Secretary.

Miscellaneous

Management does not know of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Annual Meeting, the persons designated as proxies will vote in accordance with their best judgment on such matters.

BY ORDER OF THE
BOARD OF DIRECTORS

/s/ Michael Sullivan
Michael Sullivan,
Secretary

Tampa, Florida

April 18, 2014

Appendix A

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ORAGENICS, INC.

(Document Number P96000091949)

Oragenics, Inc. (the “Corporation”), does hereby certify that the Corporation’s Articles of Incorporation originally filed with the Florida Department of State on November 6, 1996, as amended and restated on May 8, 2002, as further amended by those certain amendments filed October 28, 2009, September 22, 2010, and August 30, 2011 are hereby further amended pursuant to Section 607.1006 of the Florida Business Corporation Act of the State of Florida.

The Corporation does hereby further certify that this amendment was duly adopted by the Corporation’s Board of Directors and by the shareholders of the Corporation in accordance with the applicable provisions of Section 607.0725 of the Florida Business Corporation Act of the State of Florida. The Corporation’s Board of Directors adopted this amendment on February 13, 2014 and recommended that this amendment be adopted by the Corporation’s shareholders. This amendment was adopted by the shareholders on May [    ], 2014 and the number of votes cast for the amendment by the shareholders was sufficient for approval.

The Amended and Restated Articles of Incorporation of the Corporation, as amended, are amended as follows:

The first paragraph of Article II of the Amended and Restated Articles of Incorporation, as amended, shall be deleted in its entirety and replaced with the following:

“Capital Stock: The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is 120,000,000 shares, consisting of (i) 100,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and (ii) 20,000,000 shares of preferred stock, no par value (“Preferred Stock”).”

The remainder of the Amended and Restated Articles of Incorporation, as amended, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned, the President of the Corporation, has executed these Articles of Amendment this [    ] of June, 2014.

John N. Bonfiglio, President

A-1

Appendix B

Oragenics, Inc.

Request for Interim Financial Statements

In accordance with National Instrument 54-102 of the Canadian Securities Administrators, registered and beneficial shareholders of the subject Corporation may elect annually to receive interim corporate mailings, including interim financial statements of the Corporation, if they so request. If you wish to receive such mailings, please complete and return this form to:

Oragenics, Inc.

Investor Relations

4902 Eisenhower Blvd., Suite 125

Tampa, Florida 33634

NAME:

ADDRESS:

POSTAL CODE:

I confirm that I am an owner of common stock of the Corporation.

SIGNATURE OF
SHAREHOLDER:	DATE:

CUSIP: 684023203

SCRIP COMPANY CODE: ORGQ

B-1

Appendix C

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

ORAGENICS, INC.

TO BE HELD AT GRAND HYATT TAMPA BAY, 2900 BAYPORT DRIVE TAMPA, FLORIDA 33607

ON FRIDAY, MAY 30, 2014 AT 9:00 A.M. LOCAL TIME

The undersigned shareholder of Oragenics, Inc.(the “Company”), Tampa, Florida, hereby constitutes and appoints Dr. John Bonfiglio with full power of substitution or in the place of the foregoing, Michael Sullivan as proxy holder, for and on behalf of the undersigned shareholder with the power of substitution to attend, act and vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of Shareholders or at any adjournments thereof (the “Annual Meeting”), upon the proposals described in the Notice to the Holders of Common Stock of the Annual Meeting of Shareholders and Proxy Statement, both dated April 18, 2014, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote on any shareholder proposals not submitted to the Company for a vote of the shareholders at the Annual Meeting within a reasonable time prior to the mailing of the proxy materials, as well as on the election of any person as a Director if a Director nominee named in Proposal I is unable to serve or for good cause will not serve, and on matters incident to the conduct of the Annual Meeting. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of the Directors listed on the reverse side and FOR Proposals II, III, and IV.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ORAGENICS, INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE. The undersigned reserves the right to revoke this Proxy at any time prior to the Proxy being voted at the Meeting. The Proxy may be revoked by delivering a signed revocation to the Company at any time prior to the Meeting, by submitting a later-dated Proxy, or by attending the Meeting in person and casting a ballot. The undersigned hereby revokes any proxy previously given to vote such shares at the Meeting.

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PROXY

A. PROPOSALS – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals II, III and IV.

Proposal I: Election of Directors. On the proposal to elect the following Directors to serve until the indicated Annual Meeting of Shareholders of the Company and until their successors are elected and qualified:

Dr. Frederick W. Telling	For	☐	Withhold Authority	☐
Dr. John N. Bonfiglio	For	☐	Withhold Authority	☐
Christine L. Koski	For	☐	Withhold Authority	☐
Robert C. Koski	For	☐	Withhold Authority	☐
Charles L. Pope	For	☐	Withhold Authority	☐
Dr. Alan Dunton	For	☐	Withhold Authority	☐

Proposal II: Advisory vote on executive compensation.

☐ For	☐ Against	☐ Abstain

Proposal III: To approve the adoption of an amendment to Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 50 million to 100 million.

☐ For	☐ Against	☐ Abstain

Proposal IV: Ratification of the selection of Mayer Hoffman McCann P.C. as the Company’s independent auditors for the year ending December 31, 2014.

☐ For	☐ Against	☐ Abstain

B. Authorized Signatures – This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

Shares Held:

Signature of Shareholder

Signature of Shareholder (If held jointly)

Dated:

THIS PROXY FORM IS NOT VALID UNLESS IT IS SIGNED.

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